UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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East West Bancorp, Inc.
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East West Bancorp, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

MAY 5, 2015

Notice is hereby given that the annual meeting (the “Meeting”) of the stockholders of East West Bancorp, Inc. (the “Company” or “EWBC”) will be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California on May 5, 2015, beginning at 2:00 p.m., Pacific Time, for the following purposes:

1.	Election of Directors. The election of ten directors to serve until the next annual meeting of stockholders and to serve until his or her successors are elected and qualified;

2.	Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation; and

4.	Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Properly signed and returned proxy cards permit each Proxy holder named therein to vote on such other business as may properly come before the Meeting and at any and all adjournments thereof, in his discretion. As of the date of mailing, the Board of Directors of the Company is not aware of any other matters that may come before the Meeting.

Only those stockholders of record at the close of business on March 9, 2015, shall be entitled to notice of and to vote at the Meeting.

YOUR VOTE IS VERY IMPORTANT. STOCKHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By order of the Board of Directors

DOUGLAS P. KRAUSE
Corporate Secretary

Pasadena, California

March 24, 2015

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS

To be held May 5, 2015

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of East West Bancorp, Inc. (the “Company”) for use at its annual meeting (“Meeting”) of stockholders to be held on May 5, 2015, at 135 N. Los Robles Avenue, 6th Floor, Pasadena, California, at 2:00 p.m., Pacific Time, and at any adjournment thereof.  This Proxy Statement and the enclosed proxy card (“Proxy”) and other enclosures are first being mailed to stockholders on or about April 13, 2015.  Only stockholders of record on March 9, 2015 (“Record Date”) are entitled to vote in person or by proxy at the Meeting or any adjournment thereof.  The mailing address of the Company’s principal executive office is 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

1.

Election of Directors. The election of ten persons as directors for a one year term until the next annual meeting of stockholders and to serve until their successors are elected and qualified. The nominees for the Board of Directors are:

Molly Campbell Iris S. Chan Rudolph I. Estrada Julia S. Gouw Paul H. Irving John M. Lee Herman Y. Li Jack C. Liu Dominic Ng Keith W. Renken

2.	Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015;

3.	Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation; and

4.	Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meeting.

Costs of Solicitation of Proxies

This solicitation of Proxies is made on behalf of the Board of Directors of the Company. The Company will bear the costs of solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement, and the materials used in this solicitation of Proxies. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and employees of the Company may solicit Proxies personally, by telephone or via the Internet. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to their principals.

Outstanding Securities and Voting Rights; Revocability of Proxies

The authorized capital stock of the Company consists of 200,000,000 shares of common stock, par value $0.001 per share (“Common Stock”), of which 143,820,057 shares were issued and outstanding on the Record Date, and 5,000,000 shares of serial preferred stock, par value $0.001 per share, of which no shares were outstanding on the Record Date. A majority of the outstanding shares of Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions and broker non-votes will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum. Each stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the stockholders.

Our bylaws provide for majority voting in uncontested elections and plurality voting in any election that is contested. Any director who fails to receive a sufficient number of votes for reelection at the annual meeting of stockholders must offer to resign. Our Nominating and Corporate Governance Committee and the Board have 90 days to act on the tendered offer to resign.

Unless otherwise required by law, the Certificate of Incorporation, or Bylaws, approval of the proposals that may properly come before the Meeting, other than the election of directors, require the affirmative vote of the majority of shares present in person or by proxy at the Meeting and entitled to vote. Accordingly, abstentions as to a particular proposal, other than the election of directors, will have the same effect as a vote against that proposal. Any broker non-votes will have no effect on the vote. Proposal 3 is an advisory vote and is non-binding on our Board of Directors.

A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company, submitting a duly executed Proxy bearing a later date, or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute revocation of a Proxy. The enclosed Proxy also contains directions for voting by phone and through the Internet.

Unless revoked, the shares of Common Stock represented by properly executed Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in a properly executed Proxy, your shares of Common Stock will be voted as recommended by the Board of Directors. If you hold shares of Common Stock through a broker or other nominee, your broker or other nominee will vote your shares on your behalf if you provide instructions on how to vote your shares. It is important that you provide voting instructions, because in the absence of instructions, your broker can only vote your shares on the ratification of the Company’s independent registered public accounting firm (Proposal 2), but will not be able to vote your shares on the other proposals.

The enclosed Proxy confers discretionary authority with respect to matters incident to the Meeting and any other proposals of which management did not have notice at least 45 days prior to the date on which the Company mailed its proxy material for last year’s annual meeting of stockholders. As of the date hereof, management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxy holders in accordance with the recommendations of the Board of Directors.

Important Notice Regarding Availability of Proxy Materials

For the 2015 Annual Meeting of Stockholders to be Held on May 5, 2015

Pursuant to the Securities and Exchange Commission (“SEC”) rules related to the availability of proxy materials, we have made our Proxy Statement and Annual Report on Form 10-K available on the Company’s corporate website at www.eastwestbank.com/annual.

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of March 9, 2015, by (i) each person known to us to beneficially own more than 5% of our outstanding Common Stock, (ii) our directors and director nominees, (iii) our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), and our three highest compensated executive officers whose total annual compensation in 2014 exceeded $100,000 (the “Named Executive Officers” or “NEOs”), and (iv) all our directors and executives, as a group:

	Common Stock	Percent
	Number of Shares	of
Name and Address of Beneficial Owner	Beneficially Owned	Class
5% Holders
BlackRock, Inc. (1)	9,342,012	6.50%
55 East 52nd Street
New York, NY 10022
The Vanguard Group (2)	8,550,801	5.95%
100 Vanguard Boulevard
Malvern, PA 19355
T. Rowe Price Associates, Inc. (3)	7,543,446	5.25%
100 East Pratt Street
Baltimore, MD 21202

Directors and Executive Officers (4)
Dominic Ng (5)	566,991	*
John M. Lee	361,328	*
Julia S. Gouw (6)	242,753	*
Douglas P. Krause	98,007	*
Keith W. Renken (7)	75,453	*
Herman Y. Li	50,000	*
Irene H. Oh	32,078	*
Jack C. Liu	25,907	*
Paul H. Irving	17,807	*
James T. Schuler	22,563	*
Iris S. Chan	14,971	*
Rudolph I. Estrada	12,949	*
Tak-Chuen Clarence Kwan	8,452	*
Molly Campbell	2,101	*

All Directors and Executive Officers,
as a group (14 persons)	1,531,360	1.06%

* Less than 1%.

(1)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2014, based on the Schedule 13G filed by BlackRock, Inc. on January 29, 2015. According to the Schedule 13G, BlackRock, Inc. has sole voting power with respect to 8,844,968 shares and sole dispositive power with respect to 9,342,012 shares of the Company’s common stock.

(2)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2014, based on the Schedule 13G filed by Vanguard Group, Inc. on February 11, 2015. According to the Schedule 13G, Vanguard Group, Inc. has sole voting power with respect to 94,538 shares, sole dispositive power with respect to 8,467,663 shares and shared dispositive power with respect to 83,138 shares of the Company’s common stock.

(3)

Represents shares of the Company’s common stock beneficially owned as of December 31, 2014, based on the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 13, 2015. According to the Schedule 13G, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,732,568 shares and sole dispositive power with respect to 7,543,446 shares of the Company’s common stock. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Shares that the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the ownership and percentage ownership of the person (or group). This does not include unvested time-based or performance-based restricted stock units (“RSUs”).

(5)	53,000 of these shares are held in two trusts, for the benefit of family members, for which Mr. Ng has voting and investment power.

(6)	2,000 of these shares are owned by family members for whom Ms. Gouw has voting and investment power; Ms. Gouw disclaims any beneficial interest in such shares.

(7)	32,000 of these shares are owned by a partnership for which Mr. Renken, as a partner, has voting and investment power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that the Company’s directors, executive officers and any persons holding more than ten percent of a registered class of the Company’s equity securities file with the SEC and each exchange on which the Common Stock is publicly listed, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and stockholders holding greater than ten percent are required by the SEC’s regulations to furnish the Company with copies of all Section 16(a) forms they file.  Based solely on a review of copies of reports on Forms 3, 4, and 5 provided during the fiscal year ended December 31, 2014, the Company believes that all persons subject to the reporting requirements of Section 16(a) filed all required reports on a timely basis with the exception of one late filing relating to one transaction on a Form 4 that was made for Ms. Gouw.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Board of Directors Recommends a Vote “For” All Nominees

Board of Directors and Nominees

The Company’s Certificate of Incorporation and Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors, but may not be less than five. The Board of Directors is nominating ten members to serve a one-year term.

The directors nominated for election at the Meeting are Molly Campbell, Iris S. Chan, Rudolph I. Estrada, Julia S. Gouw, Paul H. Irving, John M. Lee, Herman Y. Li, Jack C. Liu, Dominic Ng and Keith W. Renken. All of the nominees have indicated their willingness to serve.  Unless otherwise instructed, the Proxies will be voted “for” election of all ten nominees as directors.  In the event that any nominee is unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominee, if any, to be designated by the Board of Directors. Management has no reason to believe that any of the nominees for director will be unavailable to serve on the Board of Directors.  Tak-Chuen Clarence Kwan has decided not to seek re-election as a director due to personal reasons.

None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company. As of the date hereof, there were no directorships held by any director with a company which has a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940, other than Mr. Ng, who is a director of Mattel, Inc. and Mr. Renken who is a director of Willdan Group, Inc. and Limoneira Company.

The following table presents certain information with respect to the Board’s nominees for director of the Company.  All directors of the Company are also directors of East West Bank (the “Bank”), the Company’s principal subsidiary.  Executive officers serve at the pleasure of the Board of Directors, subject to restrictions set forth in their employment agreements.  For further details, see the “Employment Agreements and Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Name of Director	Age(1)	Year First Elected or Appointed(2)	Current Term to Expire
Nominees for term expiring 2015:
Molly Campbell	54	2014	2015
Iris S. Chan	69	2010	2015
Rudolph I. Estrada	67	2005	2015
Julia S. Gouw	55	1997	2015
Paul H. Irving	62	2010	2015
John M. Lee	83	2006	2015
Herman Y. Li	62	1998	2015
Jack C. Liu	56	1998	2015
Dominic Ng	56	1991	2015
Keith W. Renken	80	2000	2015

(1) Age as of March 24, 2015.

(2) Refers to the earlier of the year the individual first became a director of the Company and the Bank.

The Board seeks directors with strong reputation and experience in areas relevant to the strategy and operations of the Company’s businesses, particularly industries and growth segments that the Company serves, as well as key geographic markets where it operates. Each of the nominees for director at the Meeting holds or has held senior executive positions in large, complex organizations and has operating experience that meets this objective. In these positions, they have also gained experience in core management skills, such as strategic and financial planning, corporate governance, risk management, and leadership development, as further described below.

The Board also believes that each of the nominees has other key attributes that are important to an effective board, including but not limited to: integrity and high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience, and thought; and the commitment to devote significant time and energy to service on the Board and its Committees.

The proposed nominees collectively bring a wide range of experience to the Board with a focus on the Company’s core business of being a financial bridge between the U.S. and Greater China.  In addition, the proposed nominees reflect the Company’s heritage and continuing role as one of the largest minority-operated financial institutions in the country.  Our Board is representative of the rich ethnic diversity and multiculturalism that exists in the United States and in California, where the Company is headquartered.  Of the ten persons being nominated as directors, 80% or eight of the nominees are ethnic/racial minorities. The minority director nominees are composed of six Asian-Americans (two are immigrants from Hong Kong, two from Taiwan, one from the Philippines and one from Indonesia), one African-American and one Hispanic-American. Furthermore, the Company is committed to gender diversity on the board and in management roles. In addition, 30% or three of the nominees are women. The nominees represent one of the most diverse boards of publicly traded financial institutions in the United States.

The principal occupation during the past five years of each director and nominee is set forth below. All directors have held their present positions for at least five years, unless otherwise stated.

Molly Campbell is currently employed with the City of Los Angeles as the Director of Financial Management Systems at the Los Angeles World Airports beginning in 2015, with responsibilities for financial and fiscal management.  From 2007 through 2015, she was Deputy Executive Director of the Port of Los Angeles, which she joined in 2000.  She has also previously served as Director of Public Finance for the City of Los Angeles.  Ms. Campbell is active in national and international logistics associations, and also serves as a member of the City of Long Beach Planning Commission.  We believe Ms. Campbell’s expertise and knowledge of global logistics and financial management well qualifies her to serve on our Board.

Iris S. Chan is currently the CEO of Ameriway, which she founded in 1989.  Ameriway focuses on early-stage investments and cross-border trades between North America and Asia.  She was the former Executive Vice President and Group Head of Wells Fargo’s National Commercial Banking Group; and a member of the Wells Fargo Management Committee.  Prior to her retirement from Wells Fargo in 2009 after over 20 years of service, Ms. Chan oversaw more than 90 commercial banking and loan production offices throughout the United States.  Earlier in her career, Ms. Chan held various management and international banking positions with Bank of America and Citicorp.

Ms. Chan is involved in many community and professional organizations.  Currently, she is on the board of governors of the San Francisco Symphony.  She served on the Board of Directors of Wells Fargo HSBC Trade Bank, N.A. from 2003 to 2009.  Previously, she was a member of the business advisory board of University of Southern California Marshall School of Business and Carnegie Mellon GSIA.

Ms. Chan has received various awards and recognition for her work.  In 2007 and 2008, she was named one of the “25 Most Powerful Women in Banking” by American Banker magazine.  We believe that Ms. Chan’s high-level executive and oversight experience in the financial services industry including in the financial oversight and internal controls area well qualifies her to serve on our Board.  She also brings to the Board a deep understanding of commercial lending and credit risk oversight in a banking environment, in addition to her perspectives on U.S.–Asia cross-border trade and investment.

Rudolph I. Estrada is the Lead Director of the Board of East West Bancorp, Inc. and East West Bank.  He has been a professor of entrepreneurship, management, ethics and finance at California State University system for over 35 years. He has also served as the Los Angeles District Director for the U.S. Small Business Administration (“SBA”), the largest SBA district in the United States and was the former Presidential appointee serving as Commissioner on the White House Commission on Small Business.  Mr. Estrada is President and CEO of Estradagy Business Advisors, a business and banking advisory group that serves small- and medium-sized businesses.  He also serves on the boards of several corporate and nonprofit organizations and was recently a fellow with the National Association of Corporate Directors.

We believe that Mr. Estrada’s extensive management and executive experience in the public and private sector well qualifies him to serve on our Board.  He brings to the Board a valuable small business lending and public service perspective, a focus on the prudent management and operations of businesses in a heavily regulated environment, and a comprehensive knowledge of corporate governance.

Julia S. Gouw is President and Chief Operating Officer (“COO”) of East West Bancorp, Inc. and East West Bank.  Ms. Gouw joined East West Bank in 1989. Prior to her current role, Ms. Gouw served as CFO until April 2008 and as Chief Risk Officer through the end of 2008.  Before her career at East West, Ms. Gouw spent over five years as a CPA at KPMG LLP.

Ms. Gouw has been recognized numerous times in the financial community throughout her career, being named on the “Best CFO’s in America” list by Institutional Investor Magazine, the “Top 10 CFO’s” list by U.S. Banker and the “25 Most Powerful Women in American Banking” by American Banker magazine.  She was also recognized as a Philanthropist of the Year by the Los Angeles Business Journal.

Ms. Gouw serves on the boards of Pacific Mutual Holding Company and PacificLife Corp.  Ms. Gouw was appointed by the U.S. Secretary of Commerce to serve as a District Export Council member.  She also serves on the board of the California Bankers Association and on the Board of Overseers of the UCLA Health System.  We believe that Ms. Gouw’s extensive banking career and proven financial expertise well qualifies her to serve on our Board.  She brings to the Board substantive knowledge of the business and operations of East West, the financial services industry, and the role of financial institutions in improving the communities and markets in which they operate.

Paul H. Irving is chairman of the Milken Institute Center for the Future of Aging and distinguished scholar in residence at the University of Southern California Davis School of Gerontology.  Mr. Irving is vice chairman of the board of Encore.org and also a member of the Dean’s Council of the Milken Institute School of Public Health at The George Washington University, the Board of Councilors of the USC Davis School of Gerontology, the Advisory Board of the Stanford University Distinguished Careers Institute, the Advisory Council of the Global Coalition on Aging, and the Partners for Livable Communities’ National Advisory Board on Aging.  Prior to joining the Milken Institute, Mr. Irving was an advanced leadership fellow at Harvard University and chairman, CEO and head of the financial services group of Manatt, Phelps & Phillips, LLP, a national law and consulting firm.

We believe that Mr. Irving’s extensive legal, management, and policy experience well qualifies him to serve on our Board.  He brings to the Board valuable perspective and insight on corporate governance, regulatory, policy and legal matters with his long experience as an outside advisor to the financial services industry and leadership roles in professional services and nonprofit areas, where he currently focuses on system-level economic, social and health challenges.

John M. Lee is Vice Chairman of the Board of East West Bancorp, Inc. and East West Bank.  Mr. Lee co-founded Standard Bank in 1980, a $923 million asset federal savings bank acquired by East West in 2006.  Mr. Lee served as Chairman, President and CEO of Standard Bank until the acquisition.  Mr. Lee began his long and distinguished career in banking at East West Bank, where he was the first general manager of East West Bank in the Chinatown district of Los Angeles.

Mr. Lee is active in a variety of philanthropic activities and is an avid supporter of education in Chinese art and culture.  He is a member of the Board of Governors of the Bowers Museum of Cultural Art.  We believe that Mr. Lee’s comprehensive knowledge of banking operations and high-level management experience well qualifies him to serve on our Board.  He brings to the Board his perspective of the Asian-American community and banking market as well as the management and operations of a community bank.

Herman Y. Li is Chairman of the C&L Restaurant Group, Inc., a franchisee of Burger King and Denny’s restaurants in multiple states.  He is a current member of the Burger King Corporation Inclusion Advisory Council, and a retired board member of Restaurant Services, Inc., a Burger King system independent purchasing and distribution service co-op.

Mr. Li is on the board of the Committee of 100, a nonprofit nonpartisan membership organization that brings a Chinese American perspective to issues concerning Asian Americans and U.S.–China relations.  We believe that Mr. Li’s extensive and varied business career well qualifies him to serve on our Board.  He brings to the Board both an entrepreneurial and a consumer marketing/brand management perspective.

Jack C. Liu is a senior attorney with Alliance International Law Offices. Prior to that, Mr. Liu was Senior Advisor for Morgan Stanley International Real Estate Fund (“MSREF”) and was President of MSREF’s affiliate New Recovery Asset Management Corp.  Mr. Liu advises on business and legal aspects of international corporate, real estate, and banking matters. He currently serves on several boards of publicly listed companies in Asia.

Mr. Liu is admitted to practice law in the jurisdictions of California, Washington, D.C. and Taiwan.  We believe that Mr. Liu’s extensive executive management experience internationally and domestically well qualifies him to serve on our Board.  He brings to the Board his experience and insight on doing business in Asia, as well as his board-level perspective and leadership on risk management and oversight of heavily regulated companies.

Dominic Ng is Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank, which he joined in 1991.  Mr. Ng transformed East West from a small savings and loan association with $600 million in assets and a market capitalization of $40 million in 1991, into the full-service international and commercial bank it is today - with $28.74 billion in assets and a market capitalization of $5.56 billion as of December 31, 2014.  East West Bank under Mr. Ng’s leadership was consistently ranked in the top 15 of the 100 Best Banks in America by Forbes from 2010 to 2014.  Prior to taking the helm of East West Bank, he was president of Seyen Investment, after having spent ten years as a CPA with Deloitte & Touche, LLP in Houston and Los Angeles.

Mr. Ng serves as an independent director on the board of Mattel, Inc. He is also a member of the University of Southern California Board of Trustees. As former Chairman of the Committee of 100, Mr. Ng promoted mutual understanding between the U.S. and China, advocating a collaborative partnership between the two countries. He also served on the board of directors of the Federal Reserve Bank of San Francisco, Los Angeles Branch.

Mr. Ng is also known for his business and community leadership.  The Sino-US Times named Mr. Ng as one of the top 20 U.S. and China Economic Trade leaders in 2013.  Mr. Ng was also named by Forbes as one of the 25 most notable Chinese Americans and by the Los Angeles Times as one of the 100 most influential people in Los Angeles.  He was the first Asian American campaign chair for United Way of Greater Los Angeles.  He was named by the Los Angeles Business Journal as the Business Person of the Year and received the Chinese CEO of the Year Award from the Chinese CEO Organization.  We believe that Mr. Ng’s extensive management experience and financial expertise well qualifies him to serve on our Board.  He brings to the Board a comprehensive knowledge of East West’s business and operations, the financial services industry in the United States and in Greater China, and U.S.–China cross-border trade and investments.

Keith W. Renken is a former Senior Managing Partner of Deloitte & Touche, LLP, Southwest Region, from which he retired in 1992.  Subsequent to his retirement, he was a professor in the University of Southern California Leventhal School of Accounting graduate program for over a decade.  He is currently the Managing Partner of Renken Enterprises, which provides management consulting to real estate operations and emerging growth companies.

Mr. Renken currently serves on the boards of Willdan Group, Inc. and Limoneira Company.  He previously served on the boards of Coast Federal Bank, Pacific Gulf Properties, U.S. Rentals, Nissan Motors (advisory board), and AON Risk Services (advisory board).  He is or has served on the boards of various nonprofit entities, including the California Science Center Foundation, the Children’s Bureau of Los Angeles, Forest Lawn Foundation and Unihealth Foundation.  We believe that Mr. Renken’s extensive management experience and financial expertise well qualifies him to serve on our Board.  He brings to the Board his perspective and extensive experience with respect to the management, financial oversight and auditing of public companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to having sound corporate governance principles.  These principles are essential to running the Company’s business efficiently and to maintaining the Company’s integrity in the marketplace.  The Company has adopted formal Corporate Governance Guidelines to explain our corporate governance principles to investors.  In addition, the Company has also adopted a Code of Conduct.  These guidelines, as well as our Code of Conduct and other governance matters of interest to investors, are available through our website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Strong Governance Practices:

We are committed to strong and sustainable governance practices. We continuously review our practices to ensure effective collaboration of management and our Board.

•                  8 of our 10 continuing directors are independent.

•                  Our Board has adopted and published guidelines for a Lead Director position to guide the Company’s oversight, which includes regular sessions of independent directors.

•                  The Audit, Compensation, Risk Oversight and Nominating /Governance Committees are restricted to independent directors.

•                  We have meaningful director and executive stock ownership guidelines.

•                  We do not have stockholder rights plan or “poison pill.”

•                  Threshold to call a special meeting is 10% of our stockholders.

•                  100% attendance in 2014 at Board and committee meetings.

•                  Annual election of directors calls for majority voting standard.

DIRECTOR INDEPENDENCE/FINANCIAL EXPERTS

The Company’s Board of Directors has conducted a review regarding the “independence” of each of its members under the standards of Rule 5605(a)(2) of the Nasdaq Stock Market, Inc. (“NASDAQ”) listing standards.  In making such determination, our Nominating and Corporate Governance Committee evaluated banking, commercial service, familial or other transactions involving each director or immediate family member and their related interests and the Company, if any.  The Board has determined that nine of the eleven current members are non-employee directors who satisfy NASDAQ’s “independence” requirements.  The current independent directors are: Molly Campbell, Iris S. Chan, Rudolph I. Estrada, Paul H. Irving, Tak-Chuen Clarence Kwan, John M. Lee, Herman Y. Li, Jack C. Liu and Keith W. Renken.  Accordingly, a majority of the Board of Directors, and all members of its Audit, Compensation, Risk Oversight and Nominating/Corporate Governance Committees, satisfy the independence requirements of NASDAQ.

In addition, the Board of Directors has conducted a review regarding the qualifications of each member of the Audit Committee under the standards of Rule 5605(c)(2)(A) of NASDAQ’s listing standards and Section 10A(m) of the Exchange Act and determined that all members meet these standards.

The Company’s Board of Directors also reviewed whether any members of the Audit Committee meet the criteria to be considered a “financial expert” as defined by the SEC.  Based on its review, the Board determined that all members of the Audit Committee, Molly Campbell, Rudolph I. Estrada, Tak-Chuen Clarence Kwan and Keith W. Renken as chairman, qualify as “financial experts” by reason of their prior job experience.

BOARD LEADERSHIP STRUCTURE

The Board has carefully considered the issue of Board leadership.  The Board believes it is best to evaluate regularly whether the Company is best served at any particular time by having the CEO or another director also hold the position of chairman.  Accordingly, the Company does not have a policy regarding the separation of the roles between the CEO and the Chairman of the Board.  The Board believes it is in the best interest of the Company to make that determination on a regular basis based on the position and direction of the Company and the membership composition of the Board.

The Board has determined that having the Company’s CEO also serve as Chairman is in the best interest of the Company’s stockholders at this time.  This structure makes the best use of the CEO’s extensive knowledge of the Company and its industry, while fostering greater communication between the Company’s management and the Board.  In addition, the designation of the CEO with the additional title as Chairman is important when dealing with overseas customers and dignitaries who may have the perception that they are not dealing with the senior decision maker of the Company, unless they are dealing with the Chairman himself.  The Company has extensive experience and dealings with persons from countries where this perception exists.

The Board also made this decision with the recognition that under the Company’s governance structure, the powers and duties of a Chairman and a lead director differ only in that the Chairman presides over the normal business portion of the meetings of the Board.  Since the lead director may call for an executive session of independent directors at any time, and has joint control over the agenda and the information provided to directors for Board meetings, the Board believes that it is able to have an open exchange of views, or address any issues independent of the Chairman.  In addition, much of the work of the Board is conducted through its committees, none of which other than the Executive Committee, is chaired by the chairman of the Board.  This determination not to separate the roles of Chairman and CEO at this time also recognizes that the directors are already strongly independent, with eight of the ten nominees for director being independent under NASDAQ and East West Bancorp Inc. Board standards, and with all current members and 2015 nominees of the Audit, Compensation, Nominating and Corporate Governance, and Risk Oversight Committees being independent.

The Company has established a governance structure with a strong role for the lead director (the “Lead Director”). The Board elected Rudolph I. Estrada to be the Lead Director in July 2013. The Lead Director’s specific duties include:

•	lead executive sessions of the Board’s independent or non-management directors, and preside at any session of the Board where the Chairman is not present;
•	act as a regular communication channel between our independent directors and the CEO;
•	set the Board’s agenda jointly with the CEO;
•	approve Board meeting schedules to ensure sufficient time for discussion of all agenda items;
•	oversee the scope, quantity and timing of the flow of information from management to the Board;
•	be the representative of the independent directors in discussions with our major stockholders regarding their concerns and expectations;
•	call special Board meetings or special meetings of the independent directors, as needed;
•	approve the retention of consultants who report directly to the Board;
•	advise the independent Board committee chairs in fulfilling their designated roles and responsibilities to the Board; and
•	review stockholder communications addressed to the full Board or to the lead director.

More information about the lead director position can be found through the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents — Corporate Governance Guidelines.

RISK OVERSIGHT AND THE BOARD

The Board of Directors maintains active involvement and responsibility for oversight of risks related to the Company’s operations and business strategy.  The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s enterprise risk management. The enterprise risk categories identified by the Committee include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international.  The Chief Risk Officer of the Company works with the Risk Oversight Committee to set meeting agendas and attends Risk Oversight Committee meetings.  In addition, the Audit Committee of the Board monitors the accuracy of financial reporting, the adequacy of internal controls, and compliance with laws and Board policies.  The Board satisfies its responsibility for risk oversight through written or oral reports obtained directly from the Risk Oversight Committee, the Audit Committee and senior officers with management responsibility for particular risks within the Company.  Such reports include risk trends, results of strategic and capital plan monitoring, results of regulatory issue monitoring, financial, credit and operational key risk indicators.  In addition to the Risk Oversight Committee and Audit Committee, other committees of the Board of the Company and East West Bank consider the risks within their areas of responsibility.  For example, the Compensation Committee of the Company considers the risks and potential implications of our executive compensation programs.

COMMITTEES OF THE BOARD OF DIRECTORS

The business of the Company’s Board of Directors is conducted through its meetings, as well as through meetings of its committees.  The standing committees report on their deliberations and actions at each full Board meeting.  Each of the standing committees has the authority to engage outside experts, advisors and counsel to the extent it considers appropriate to assist the committee in its work.  Each of the standing committee operates under a written charter.  These charters can be found on the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Corporate Documents.  Set forth below is a description of the committees of the Board.

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters.  The Audit Committee also engages the independent registered public accounting firm, reviews the scope and results of the internal audits, reviews the Company’s financial statements and the independence of the Company’s independent registered public accounting firm, and approves all auditing and non-auditing services performed by the independent registered public accounting firm.  The Audit Committee currently consists of Molly Campbell, Rudolph I. Estrada, Tak-Chuen Clarence Kwan, and Keith W. Renken, as chairman.  All members of the Audit Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of NASDAQ’s listing standards.  The Bank also has an Audit Committee, which consists of the same directors as the Company’s Audit Committee.  The Bank’s Audit Committee generally meets jointly with the Company’s Audit Committee.  During 2014, the Audit Committee met four times.  The Company’s Audit Committee Charter is available through the Company’s website.

Compensation Committee

The Compensation Committee establishes and administers the executive compensation policies and plans of the Company.  The Compensation Committee also oversees the development and approval of the compensation and benefits of the CEO and the other senior executives on an annual basis.  The Compensation Committee establishes, with the input from the full board, performance goals for the CEO, and evaluates his performance in light of those goals.  The Compensation Committee also receives input from the CEO with respect to the performance of the other senior executives.  In connection with establishing appropriate compensation policies, the Compensation Committee reviews compensation and benefit programs of peer companies.  The Compensation Committee currently consists of Rudolph I. Estrada, Keith W. Renken, and Jack C. Liu, as chairman.  All members of the Compensation Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of NASDAQ’s listing standards.  The Bank also has a Compensation Committee, which consists of the same directors as the Company’s Compensation Committee.  The Bank’s Compensation Committee generally meets jointly with the Company’s Compensation Committee.  During 2014, the Compensation Committee met five times.  The Compensation Committee Charter is available through the Company’s website.  For a more comprehensive discussion on the responsibilities of the Compensation Committee, see “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay – Responsibilities of the Compensation Committee” in this Proxy Statement.

Risk Oversight Committee

The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information on material risks to senior management and, as appropriate, to the Board or relevant Board Committee, (3) implement responsive risk management strategies appropriate to the Company’s risk profile, and (4) integrate risk management into the Company’s decision-making.  The Risk Oversight Committee has been appointed by the Board to provide focused oversight of the Company’s identified enterprise risk categories.  The identified risk categories include: credit, interest rate, liquidity, operational, information technology, human capital, compliance, legal, strategic, reputation, and international.  The Risk Oversight Committee currently consists of Iris S. Chan, Tak-Chuen Clarence Kwan, John M. Lee and Rudolph I. Estrada, as chairman.  The Bank also has a Risk Oversight Committee, which consists of the same directors as the Company’s Risk Oversight Committee.  The Bank’s Risk Oversight Committee generally meets jointly with the Company’s Risk Oversight Committee.  During 2014, the Risk Oversight Committee met four times.  The Risk Oversight Committee Charter is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee nominates persons for election as directors and reviews corporate governance matters. The Nominating/Corporate Governance Committee currently consists of Rudolph I. Estrada, Paul H. Irving, John M. Lee, and Herman Y. Li as chairman. All members of the Nominating/Corporate Governance Committee have been determined by the Board to be independent under the standards of Rule 5605(a)(2) of NASDAQ’s listing standards. The Bank also has a Nominating/Corporate Governance Committee, which consists of the same directors as the Company’s Nominating/Corporate Governance Committee.  The Bank’s Nominating/Corporate Governance Committee generally meets jointly with the Company’s Nominating/Corporate Governance Committee. During 2014, the Nominating/Corporate Governance Committee met three times. The charter of the Nominating/Corporate Governance Committee is available on the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Executive Committee

The Executive Committee is authorized to exercise certain powers of the Board of Directors during intervals between Board meetings. The Executive Committee currently consists of Rudolph I. Estrada, Julia S. Gouw and Dominic Ng. The Bank also has an Executive Committee, which consists of the same directors as the Company’s Executive Committee. The Executive Committee met once in 2014. The charter of the Executive Committee is available on the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Board Attendance of Meetings

Both the Company’s Board of Directors and the Bank’s Board of Directors met eight times in 2014. All directors attended all meetings of the Company’s Board of Directors, and all meetings of the Bank’s Board of Directors and the committees on which he or she served in 2014.  The policy of the Company is to encourage all director nominees to attend the annual meeting of stockholders. All directors were in attendance at the 2014 annual meeting of stockholders.

Role of Compensation Consultant

The Compensation Committee has the authority to obtain assistance and engage advisors on compensation matters without the approval or permission of management or the Board. The Compensation Committee uses advisors to obtain candid and direct advice independent of management, and takes steps to satisfy this objective.  In evaluating firms to potentially provide advisory services to the Compensation Committee, the Compensation Committee considers if the firm provides any other services to the Company. In addition, while members of management may assist the Compensation Committee in the search for advisors, the Compensation Committee ultimately and in its sole discretion makes the decision to hire a consultant and provides direction as to the scope of work to be conducted. The Compensation Committee of the Board of Directors appointed Towers Watson & Co. (“Towers Watson”) as its independent compensation consultant in August 2014. Previously, the Compensation Committee had used Frederic W. Cook & Co. (“Cook & Co.”) as its independent consultant. The Compensation Committee uses its compensation consultant to:

•	Assist and advise the Compensation Committee during its meetings;
•

Provide information based on third-party data and analysis of compensation programs at comparable financial institutions for the design and implementation of our executive and non-employee compensation programs;

•	Compile and analyze compensation data for financial services companies;
•	Assist the Compensation Committee in forming a peer group;
•	Provide independent information as to the reasonableness and appropriateness of the compensation levels and compensation programs of the Company relative to comparable financial services companies.

The Compensation Committee has evaluated the individual relationships of Towers Watson and Cook & Co. with both the Company and the Compensation Committee, including the provision of other services to the Company (there is none), fees paid by the Company as a percentage of the consultant’s total annual revenue (less than 1%), policies and procedures of the consultant  to  mitigate conflicts of interest, business or personal relationships of the consultant with any member of the Compensation Committee, any Company stock held by the consultant, and any business or personal relationships of the consultant with any executive officer of the Company.  Based on these evaluations, the Compensation Committee concluded that both Towers Watson and Cook & Co. met the criteria of an independent advisor for all years engaged.

CONSIDERATION OF DIRECTOR NOMINEES

Stockholder Nominees

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted stockholder nominations for the Board candidacy as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to meet the membership criteria set forth under “Director Qualifications.” Any stockholder nominations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for Board membership and should be addressed to:

Corporate Secretary

East West Bancorp, Inc.

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

In addition, nominations for director may be made by any stockholder entitled to vote for the election of directors if proper notice is given in accordance with the Bylaws. Notice of a stockholder’s intention to make any nominations must be made in writing and must be delivered to the Secretary of the Company at the principal executive offices of the Company not less than thirty (30) calendar days or more than sixty (60) calendar days prior to the meeting at which directors are to be elected. However, in the event that less than forty (40) calendar days’ notice of the meeting is given to stockholders, notice by the stockholder, to be timely, must be delivered not later than the close of business on the tenth day following the mailing date of the meeting notice to stockholders. Such notification shall contain the following information: (a) all information about each proposed nominee that would be required in a proxy solicitation under the federal proxy rules; (b) a description of all arrangements or understandings between the stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by the stockholder and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in the notice.  Nominations not made in accordance with the requirements in the Bylaws may be disregarded.

Director Qualifications

The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to the Nominating/Corporate Governance Committee’s nominees for a position on the Board. Under these criteria, members of the Board should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, education, finance, accounting, law or public interest. The Nominating/Corporate Governance Committee strives to nominate director candidates with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. In addition, the Nominating/Corporate Governance Committee seeks to nominate directors with a diversity of origin, background, experience, and thought. All directors should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Nominees for Directors

The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.  The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, stockholders or other persons.  These candidates are evaluated at regular or special meetings of the Nominating/Corporate Governance Committee, and may be considered at any point during the year.  As described above, the Nominating/Corporate Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating/Corporate Governance Committee.  If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating/Corporate Governance Committee. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

COMMUNICATIONS WITH THE BOARD

The Company’s Board of Directors welcomes suggestions and comments from stockholders.  All stockholders are encouraged to attend the annual meeting of stockholders where senior management and representatives from the Company’s independent auditors, as well as members of the Board, will be available to answer questions.  Stockholders may also send written communications to the Board by writing to the Secretary of the Board of Directors at East West Bancorp, Inc., 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101.  All communications (other than commercial communications soliciting the sale of goods or services to, or employment with, the Company or directors of the Company) will be directed to the appropriate committee, the Chairman of the Board or to any individual director specified in the communication, as applicable.

EXECUTIVE SESSIONS

The independent directors generally meet in executive sessions without management or any of the other non-independent directors present at every regularly scheduled meeting of the Board.  The sessions are chaired by the Lead Director.  Any director can request for an additional executive session to be scheduled.

STOCK OWNERSHIP GUIDELINES

All directors and executive officers are required to own the Company’s Common Stock to further align management’s financial interests with those of stockholders.  The Company’s stock ownership guidelines for directors and officers are posted on the Company’s website, which can be found at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Executive officers have additional holding requirements for stock acquired as part of their compensation. The majority of the shares acquired (net of taxes) have to be held until retirement. Under these guidelines, if the holding requirement is greater than the guidelines set forth above for the directors and executive officers, the higher holding requirements apply and an executive may have holding requirements longer than the above guidelines.

Executive officers may not pledge or engage in hedging strategies or sell short or trade derivatives involving the Company’s securities.

DIRECTOR COMPENSATION

The Compensation Committee is responsible for reviewing the compensation of the directors and making recommendations for changes to the Board of Directors.  Employees of the Company and its subsidiaries are not compensated for service as directors of the Company or its subsidiaries and are excluded from the table below. The compensation received by Mr. Ng and Ms. Gouw as employees of the Company is shown in the “Summary Compensation Table.”

In 2014, non-employee directors received an annual cash retainer of $40,000 and an annual stock award of $70,000 of Common Stock.  The lead director received an additional annual cash retainer of $50,000.  The lead director also acts as the Board representative to the Company’s strategic markets advisory council of outside community leaders and receives a cash retainer of $70,000 for such additional Board service.  The chair of each committee received an additional annual cash retainer as follows: Audit—$20,000; Compensation—$20,000; Risk Oversight—$15,000; Nominating/Corporate Governance—$12,500.  Non-employee directors also received a meeting fee of $1,500 for each committee meeting attended.

The following table summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2014:

2014 Non-Employee Director Compensation Table

Name	Fees Earned Paid in Cash	Stock Awards(1)	Total
Molly Campbell	$43,000	$70,000	$113,000
Iris S. Chan	49,000	70,000	119,000
Rudolph I. Estrada	199,000	70,000	269,000
Paul H. Irving	47,500	70,000	117,500
Andrew Kane (2)	3,000	-	3,000
Tak-Chuen Clarence Kwan	52,000	70,000	122,000
John M. Lee	50,500	70,000	120,500
Herman Y. Li	57,000	70,000	127,000
Jack C. Liu	67,500	70,000	137,500
Keith W. Renken	70,500	70,000	140,500

(1) All stock awards were granted on August 5, 2014, with a grant date price of $33.31, the closing price of EWBC’s stock on that date.

(2) Mr. Kane’s term ended on May 6, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

CONTENTS

SECTION ONE	OVERVIEW AND EXECUTIVE SUMMARY

SECTION TWO	HOW WE ESTABLISH EXECUTIVE PAY

SECTION THREE	2014 COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS

SECTION FOUR	2015 EXECUTIVE COMPENSATION PROGRAM DECISIONS

SECTION FIVE	2015 EXECUTIVE COMPENSATION GOVERNANCE

SECTION ONE - OVERVIEW AND EXECUTIVE SUMMARY

Strong Compensation Practices:

The Company has a commitment to closely align the pay and performance of the executives with stockholder interests through strong and sustainable governance practices.  We continuously review our practices to ensure that they are effective and we reach out to stockholders and other stakeholders for input.  Our practices have the following features:

•       Substantial majority of executive compensation is at risk and subject to performance metrics.

•       Majority of the CEO’s compensation is long-term incentive compensation that is at risk and subject to performance metrics.

•       Stock ownership guidelines for senior officers include the requirement that majority of stock grants must be held until retirement.

•       There are no tax gross ups, no single trigger change of control payments or other disfavored practices.

•       Claw backs based on restatements for any reason.

Strong Financial Performance:

The Company has achieved strong financial performance in 2014 and in prior years.  The sustained success of our bridge model is reflected in the following key metrics:

•       13% increase in diluted EPS in 2014 from 2013; 33% higher than the 2014 peer group median of 10% and sixth consecutive year of increased EPS.

•       Fifth consecutive year of record earnings.

•       Strong capital levels.

•       Low Nonperforming Assets (“NPA”)/Total Assets.

•       In the top 10 of all banks in the country with assets over $20 billion in terms of return on equity (“ROE”), return on assets (“ROA”) and net interest margin, per SNL Financial LC.

•     One, three and five- year annualized Total Shareholder Return (“TSR”) of 13.00%, 27.25% and 21.34% were substantially above our 2014 Peer Group averages of 2.56%, 19.32% and 12.42%, respectively, and the KBW Regional Bank index of 2.40%, 23.40% and 18.90%, respectively.

•       20% dividend growth in 2014 and 11% in 2015.

Overview

The Compensation Committee and the Company are committed to a pay for performance philosophy. This Compensation Discussion and Analysis (“CD&A”) provides information about the strategies and policies developed to execute this philosophy as it pertains to total executive compensation.  The strategies and policies of the Compensation Committee have been refined to strongly correlate our executive compensation with the Company’s overall performance along with individual performance of our executives, which have in turn, resulted in the appreciation of our stock price.

Our executive compensation program is based on the Compensation Committee’s commitment to strong governance processes and meeting stockholder expectations on its compensation practices.  In refining our 2014 compensation program and developing our 2015 compensation program, the Company actively solicited input and talked or met with many of its larger stockholders as discussed in the section “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay.”  The Committee has considered published guidance from governance advisors and the expectations of banking regulators.  The Committee also reviewed and considered the practices of peer banks with which the Company competes for employees.

As a result of our ongoing outreach and review process, the Compensation Committee over the past few years has transitioned executive compensation to a predominantly performance-based compensation structure with the substantial majority of compensation at risk.  The Committee has continued to develop and refine incentive metrics that are focused on the bridge business model and sustaining the strong performance of the Company.

The Compensation Committee is pleased to report that the Company has achieved strong financial performance again in 2014, increasing earnings per share for the sixth consecutive year and at a rate substantially greater than its 2014 Peer Group.  The Company has also outperformed its peers in 2014 in terms of ROE, ROA and other key financial metrics.

2014 Financial Performance

The Company achieved record net income and strong financial performance in 2014.  The Company exceeded its financial goals and made progress towards achieving its organizational objectives.  Further, the Company outperformed its 2014 Peer Group and industry averages under several key performance indicators for financial institutions.  For the list of the banks in the 2014 Peer Group and for information on how the 2014 Peer Group was selected, refer to “Compensation Discussion and Analysis – Section Two – How We Establish Executive Pay” of this Proxy Statement.

We believe that ROE and ROA are important performance metrics because they measure the return that the Company earned on its stockholder investment and the resources it deployed.  In 2014, the Company achieved ROE and ROA that were above both the industry average(1) and our 2014 Peer Group average.

Other financial highlights for 2014:

•                  Earnings Per Share – Sixth consecutive year of increased earnings per share.  For 2014, earnings per share increased 13%, which outperformed our 2014 Peer Group median increase in earnings per share of 10%.

•                  Credit Quality/Nonperforming Assets – Our ratio of non-covered NPA/total assets ended the year at 0.45%. This is better than our 2014 Peer Group average of 0.52% and the national commercial bank average of 1.17%(1).

•                  Strong Loan Growth – Total loans grew 14% during the full year 2014, excluding the acquisition of MetroCorp Bancshares, Inc. in January 2014. This is substantially better than our 2014 Peer Group average of 9% and the national commercial bank average of 5%(1) as reported by the Federal Deposit Insurance Corporation (“FDIC”).

•                  Strong Deposit Growth – Total deposits grew 11% during the full year 2014, excluding the acquisition of MetroCorp Bancshares, Inc. in January 2014.  This is substantially better than our 2014 Peer Group average of 9% and the national commercial bank average of 5%(1) as reported by the FDIC.

•                  Strong Capital Levels – Capital levels for the Company remain strong. As of December 31, 2014, our Tier 1 risk-based capital and total risk-based ratios were 11.0% and 12.6%, respectively, compared to regulatory well capitalized requirements of 6.0% and 10.0%, respectively.

The Company’s strong financial performance was ranked in the top 15 of the 100 Best Banks in America by Forbes from 2010 through 2014.  Based on 2014 performance data obtained from SNL Financial LC for all U.S. banks with assets over $20 billion, we are ranked in the top 10 for ROE, ROA and net interest margin.

(1)  Average based on FDIC’s Quarterly Banking Profile for FDIC-Insured Commercial Banks for the related periods.

The consistent financial performance of the Company year after year has resulted in long term value for our stockholders.  The total stockholder return for the Company has been consistently higher than our 2014 Peer Group and the KBW Regional Bank Index. As shown in the charts below, our 2014 one-year TSR was 13.00%, as compared to our 2014 Peer Group and the KBW Regional Bank Index of 2.56% and 2.40%, respectively.  Our 2014 three-year and five-year annualized TSR of 27.25% and 21.34%, respectively, significantly exceeded our 2014 Peer Group’s three-year and five-year annualized returns of 19.32% and 12.42%, respectively, and the KBW Regional Bank Index three-year and five-year annualized returns of 23.40% and 18.90%, respectively.

Our long term organizational objective is to build a “financial bridge” between the United States and Greater China.  This financial bridge consists of the specialized skills, expertise, and infrastructure that enable our customers to satisfy their business and financial needs within and across these two markets.  We believe our unique strategy provides us with a competitive advantage and we are not aware of any other of the largest 50 United States banks that focus on this as their primary long term business strategy.  We are one of the few U.S. banks with banking branches in China.  We have grown our domestic lending with a focus on industries and sectors with the most cross-border growth potential, including entertainment and media, technology, life sciences, agriculture, aviation, clean technology, venture capital, and private equity.  Our long-established real estate and trade finance teams increased market share and performed well in 2014. In January 2014, we completed the acquisition of MetroCorp Bancshares, Inc., expanded our presence in Texas, specifically Houston and Dallas.  Both Houston and Dallas are home to significant Asian-American populations and have growing U.S. – China trade related business opportunities.  In December 2013, we opened our first branch in Las Vegas, Nevada, another location with a significant Asian-American population.  During 2014, we opened two new branches in China, one in Shenzhen and one in the Shanghai Pilot Free Trade Zone.  With this expanded network, we expect to have more opportunities to provide our cross-border customers with a wider array of banking services and products.  In 2014, we realized tangible value from these long term bridge banking efforts by again delivering strong financial results for our stockholders.

The compensation decisions described in this CD&A reflect the payment of performance-based compensation consistent with the sustained strong financial performance of the Company over many years, including 2014.

Objectives of the Company’s Executive Compensation Program

There are five primary objectives of the Company’s executive compensation program.  The following table describes each objective and how it is achieved:

Compensation Program Objective	How Objective is Achieved
Support the achievement of the Company’s vision and business strategy	•	Incentive program performance objectives are tied to both financial and strategic objectives.
	•	The compensation programs provide an incentive for executives to not only meet but exceed Company goals.

Pay for performance, which we believe will increase long-term stockholder value	•	Compensation awards are based upon performance against Company financial and strategic goals, as well as business division goals.
	•	When goals are not achieved and when performance is below the threshold goals, there will be no bonus payouts and compensation awards will be below target levels.

Attract and retain talented executives to succeed in today’s competitive marketplace	•	Executives are held accountable for results and rewarded with above target compensation levels when Company and business division goals are exceeded.
	•	Payments of certain long-term incentive awards are deferred through vesting and holding requirements.

Align the interests of our executive officers and stockholders	•	Long-term incentive compensation awards are equity-based.
	•	A significant portion of compensation is equity-based.
	•	Stock ownership requirements are in place for all NEOs.

Avoid creating excessive risk	•	Incentive awards are capped.
	•	Multiple performance metrics are used, including those that serve to reduce risk.
	•	The Executive Compensation Recovery Policy is applied to performance-based bonus payments and to long-term performance-based equity awards.
	•	The payments of certain long-term incentive equity awards are deferred through vesting and holding requirements.
	•	The Compensation Committee has the authority and discretion to reduce bonus payments even if established goals are achieved.

Pay for Performance Philosophy

The Company is committed to the compensation philosophy of paying for performance and the premise that compensation programs should serve to motivate and reward the achievement of financial and strategic goals of the Company in order to increase long term stockholder value.  The compensation of the NEOs is predominantly variable and at risk, based upon the achievement of the Company’s financial budget and performance goals.  The majority of compensation is tied to meeting short and long term performance goals.  The metrics for both short-term incentive (earnings per share, loan growth, and NPA/total assets) and long-term incentive (“LTI”) compensation (ROA and ROE compared to peers) are tied to our strategic and risk management goals as discussed below.  Goals are challenging and at the time such goals are set, it is uncertain whether they will be met.  In 2014, annual incentive goals again required increased and record earnings to meet target performance.  Success in meeting those goals translated into strong financial performance and stockholder return in 2014.  The Company performed well in 2014 and has consistently done so since the 2008 financial crisis.  As noted above, the Company’s performance was substantially better than peer banks in various key metrics for financial institutions, including ROE, ROA, nonperforming assets to total assets ratio. The Company has also increased earnings and earnings per share both in 2014 and in the years since the 2008 financial crisis.  Other achievements in 2014 and prior years are discussed in further detail at “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2014 Financial Performance.”

The allocation of the target compensation elements in 2014 of our NEOs is shown below.  As shown in the black and grey shaded areas in the following charts, a substantial majority of our NEOs’ 2014 target compensation was performance-based and at risk.

Primary Elements of the Company’s Executive Compensation Program

The following table presents a summary of the primary elements of the Company’s executive compensation program:

Total Rewards Element	Why We Provide It	How We Determine the Amount	What it is Intended to Reward

Base Salary	To provide a competitive level of fixed income based on:	• Survey group analysis and salary survey data are utilized to establish base salary levels. • Annual merit increases are awarded based on individual performance and marketplace competitiveness.	• Individual performance, level of experience and responsibility.
• Impact on business.
• Relative importance of executive to organization versus other executives. • Experience in the job. • Individual performance.

Performance-Based Bonus	To provide performance-based pay for annual performance relative to:	Performance-based:	• Company performance and individual and departmental performance. • Development of critical company capabilities.

• Potential awards are based on a calculated target. • Strategic goals are established by the CEO to develop organizational capabilities that drive growth and stockholder value.
• Company performance measures. • Company strategic goals. • Departmental and individual performance.

Long-Term Incentives (Performance-Based Restricted Stock Units)	To drive value creation for stockholders over the long-term:	Performance-based:

	• Provides at-risk performance pay opportunity for long-term performance. • Equity awards vest through achievement of company performance measures. • Aligns with stockholder interests.	• Equity awards are granted based on a combination of the executive’s performance and the total annual peer compensation and salary survey data.	• Rewards overall company performance and creation of stockholder value.

Elements of Compensation: Base Salary

Base salary is a fixed portion of compensation based on a combination of 2014 Peer Group salary data, salary survey data, and each individual’s skills, responsibilities, experience and relative importance to the Company.  Actual salaries reflect an individual’s responsibilities, his or her performance in his or her role over time and other factors, such as the Compensation Committee’s (and the CEO’s in the case of other NEOs) assessment of each NEO’s performance.

Elements of Compensation: Performance-Based Bonus

The Compensation Committee developed a cash incentive program (the “Performance-Based Bonus Plan”) to reward executives for achieving critical Company goals.  The Company believes that performance-based bonuses serve to motivate and reward executives for meeting or exceeding Company-wide financial and strategic goals, and departmental or individual goals.  The 2014 Performance-Based Bonus Plan was structured to balance financial rewards and business risks by including multiple Company performance measures.  Additionally, NEOs, excluding the CEO and the President, whose goals were all company-wide goals, were also assigned individual and departmental goals.  The 2014 Performance-Based Bonus Plan is subject to our Executive Recovery Policy, which provides for the claw back of executive compensation if triggering events occur.  The target award opportunity for each NEO is expressed as a percentage of base salary.

Under the 2014 Performance-Based Bonus Plan, executives were eligible to earn formula-based incentive compensation calculated as follows:

•                  75% of the incentive compensation is based on financial metrics that are readily comparable to peer banks to measure the Company’s performance against its peers.

•                  25% of the incentive compensation is based on non-formulaic strategic objectives focused on the Company’s business model and strategy that are not readily comparable to other banks.  Achievement of strategic objectives is capped and cannot be above the achievement level of the financial metrics and accordingly, this portion of the incentive plan can only serve to reduce compensation that would otherwise be payable based on achievement of financial metrics.

Financial Metrics

The 75% portion of incentive compensation for 2014 that is based on the achievement of corporate financial metrics for 2014 was weighted as follows: (1) 34% weighting on achieving target diluted earnings per share, (2) 33% weighting on achieving target growth in total loans and (3) 33% weighting on achieving a target NPA/total asset ratio. The annual financial metric performance goals are challenging and at the time they were established, it was uncertain whether they would be achieved. To meet target performance levels for 2014, the Company must perform better than the then projected performance of peer banks.

Diluted Earnings Per Share

The financial objectives include a 34% weighting based on achieving target diluted earnings per share of $2.26. A threshold of 50% achievement would be achieved if diluted earnings were $2.18 per share with no credit given for diluted earnings less than that amount. A maximum achievement of 200% would be achieved if diluted earnings per share were $2.35 per share or more.

The target diluted earnings per share goal of $2.26 was determined based on the Company’s annual financial budget for 2014. This goal was in line with analysts’ expectations for the Company for 2014.  The Company was required to achieve increased diluted earnings per share in 2014 for a sixth consecutive year and exceed analysts’ expectations for the majority of the banks included in our 2014 Peer Group.  See “Section One – Overview and Executive Summary – 2014 Financial Performance” for further details.  The Company recognizes that diluted earnings per share growth is an important metric for stockholders to measure the Company’s performance. It believes that including this metric as a performance measurement aligns the interests of management and those of the stockholders.

Actual diluted earnings per share for 2014 were $2.38, which resulted in 200% achievement of this goal.  For 2014, our diluted earnings per share increased 13%, compared to the 10% median increase in diluted earnings per share growth of our 2014 Peer Group in 2014. We were at the 68th percentile of our 2014 Peer Group for diluted earnings per share growth. Diluted earnings per share goal achievement is discussed in further detail at “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2014 Financial Performance.”

Growth in Total Loans

The financial objectives include a 33% weighting based on achieving growth in total loans to $19.53 billion.  Net interest income is the largest component of revenue for most banks, including those in our 2014 Peer Group.  As such, the ability to grow loans and increase net interest income, is an important financial metric by which to measure performance.  A threshold of 50% achievement would be achieved if loans grew to $18.98 billion, with no credit given if loans were less than that amount. A maximum achievement of 200% would be achieved if loans grew to $20.25 billion or more in 2014.

The target was determined based on the Company’s annual financial budget for 2014.  Loan growth in this highly competitive environment is, we believe, possible in part due to the bridge infrastructure that the Company has built and continues to develop.  Our goal is to grow the loan portfolio in a safe and prudent manner.  Our loan growth goal is challenging in light of our financial metric goals of maintaining a lower NPA/total asset ratio than our 2014 Peer Group and maintaining a ROA above our 2014 Peer Group, which requires that loan growth be achieved with a pricing discipline to avoid loan growth that results from “buying” market share, and the ongoing run-off of the covered loan portfolio, which reduces the impact of any organic loan growth.

Actual total loans, excluding the impact of the MetroCorp acquisition, totaled $20.89 billion as of December 31, 2014, resulting in 200% achievement of the loan growth goal.  The Company was pleased its bridge banking model achieved results above expectations while maintaining pricing and credit quality discipline.  The increase in loans, excluding the MetroCorp acquisition, was largely driven by growth in commercial loans.  Commercial loan growth, particularly in California, our largest market, is where the Company’s bridge model with its strong focus on imports, exports and cross-border investments, is well aligned to the business opportunities in the state.

NPA(2)/Total Assets Ratio

The financial objectives include a 33% weighting based on achieving an NPA/total assets ratio of less than 1.00%. This financial metric aligns with risk management goals of ensuring that growth is accomplished in a prudent way.  This goal also has strategic significance because the Company believes a low NPA/total assets ratio is important in maintaining the confidence of both domestic and international customers, and regulators with respect to the Company’s financial strength. This not only helps retain and attract customers but also provides regulators the comfort level to allow continued expansion of our footprint both in the U.S. and in Asia.  A threshold of 50% achievement would be achieved if the NPA/total assets ratio was 1.20%. However, if the ratio was above 1.20%, there would be no credit given toward bonus goals.  A maximum achievement of 200% would be achieved if the NPA/total assets ratio is less than 0.80%.  The goal of keeping NPA/Total Assets ratio below 1.0% is challenging in that it is below the national commercial bank average of 1.17%(1) and that we are doing so at the same time as we are integrating the loans and operations of another bank, MetroCorp, into our own.  Our NPA/total assets ratio as of December 31, 2014 was 0.45%, which resulted in 200% achievement of this goal.  This ratio was better than the 2014 Peer Group average for 2014 of 0.52%.

Strategic Objectives

The remaining 25% portion of incentive compensation was based on the achievement of strategic initiatives tied to building the Company’s platform and positioning it for sustained future growth. Those goals were focused on three areas: 50% on bridge banking, 25% on leveraging the branch network for commercial business referrals, and 25% on developing a strong and experienced leadership and associate base in all areas, consistent with the Company’s business model.

The determination with respect to the achievement of these strategic initiatives was made by the Compensation Committee in February 2015, after consultation with the CEO.  The development of bridge banking was measured based on internal goals set to increase the number of customers who have significant banking relationships with the Company in multiple jurisdictions where the Company has branches (the United States, China and Hong Kong), and the development of new resources and products to support cross-border customers.  The leveraging of branches for commercial loans was measured based on goals for successful commercial loan referrals from our branch network.  The goal of employee development and retention was measured by taking into account turnover of employees with strong performance reviews and growth and development of internal talent.

(2) NPA utilized in calculating the Company’s corporate financial metric for NEO’s compensation purposes, excludes covered assets. Covered assets consist of loans receivable and other real estate owned that were acquired in the WFIB acquisition on June 11, 2010 and in the UCB acquisition on November 6, 2009 for which the Company entered into shared-loss agreements with the FDIC. The shared-loss agreements covered over 99% of the loans originated by WFIB and all of the loans originated by UCB, excluding the loans originated by UCB in China under its United Commercial Bank China (Limited) subsidiary.

Since achievement of the strategic goals cannot be readily compared to the performance of peer banks and such goals have more subjectivity in their measurement, the Compensation Committee has capped the level of achievement of the strategic goals at the level of achievement of the financial performance goals for purposes of calculating incentive compensation. Thus, the achievement of the strategic goals can only decrease and cannot increase the incentive compensation potential of the officers.  Ever since the Compensation Committee implemented separate non-financial strategic goals, these goals have reduced the compensation that would otherwise be paid based solely on financial metrics.

Although the strategic goals by their nature are long term goals and good efforts were made in each area, the CEO recommended to the Compensation Committee that the progress towards the strategic goals in 2014 did not move as quickly as desired. After discussion with the CEO, the Compensation Committee determined achievement of these goals to be 74%. Strategic goals regarding human resources matters (retention, filling jobs internally, and recruiting) were achieved; bridge banking goals regarding new customers with significant deposits in more than one country and branch leveraging goals for commercial business referrals were met only in part.

2014 Award Determinations

In 2014, using the above discussed performance goals, the Company achieved 169% of the target corporate goals consisting of 200% achievement of corporate metrics (75% weighting) and 74% achievement of strategic metrics (25% weighting).  The strong overall goal achievement of 169% of the target goals reflects performance substantially better than the 2014 Peer Group with earnings per share growth of 33% above the peer median, loan growth over 200% of the peer median, and an NPA/Total Assets ratio below the peer average.  The strong overall goal achievement at above target levels is also reflected in our one-year TSR, which was 13.00% as compared to our 2014 Peer Group average of 2.56%.

The performance-based bonus for the CEO and the President were based solely on the achievement of the corporate goals listed above.  For the CFO, the Chief Risk Officer and General Counsel and the Chief Human Resources Officer, 50% of their performance-based bonus was based on the achievement of the corporate goals listed above and 50% was based on individual and departmental goals.  For other executives participating in the 2014 Performance-Based Bonus Plan, 30% of their performance-based bonus was based on the achievement of the corporate goals listed above and 70% was based on individual and departmental goals.  The payment of these bonuses is also subject to the Company satisfying the regulatory capital requirements administered by the federal banking agencies to be well-capitalized.  In addition, the Compensation Committee reserves sole discretion to reduce bonus payments downward.

Elements of Compensation: LTI Awards

LTI awards are compensation awards that provide a strong link between the return to our stockholders and the compensation of our executives.  The Compensation Committee determined it was appropriate to award performance-based RSUs in 2014.  The performance period was three years for the awards granted in 2014, similar to the awards granted in the prior year.  The Compensation Committee believes that this practice further aligns our compensation program with the best practices for LTI awards and reflects an appropriate balance between financial reward and performance.

LTI awards are generally granted in the first quarter of each year which allows the Compensation Committee adequate time to evaluate prior year performance.  The timing of the grants generally follows the filing of the annual report of the Company on Form 10-K and before the start of the Company’s “blackout period” during which insiders may not engage in Company stock transactions.  The Company’s blackout periods generally start ten days before the end of each quarter.  LTI awards are granted under the Company’s 1998 Stock Incentive Plan as amended, which is the Company’s omnibus stockholder-approved plan for equity awards to employees.  The Company calculates the aggregate grant date fair value of awards at the date of grant in accordance with the same standard it applies for financial accounting purposes.  Consistent with the SEC regulations, the grant date fair value of 2014 LTI award equity grants for the NEOs are presented in the Summary Compensation Table and 2014 Grants of Plan-Based Awards table.  Total outstanding unexercised or unvested LTI grants are shown in the 2014 Outstanding Equity Awards table.

In 2014, 100%, of the LTI grants were at risk and had performance-based goals. As noted elsewhere, in 2015 100% of the LTI grants also are at risk and have performance-based goals.  Our goals are similar to most of our peers using long-term performance goals relative to peers, such that they also set target levels at the peer level, and increase or decrease the award if performance is better or worse than peers.  Unlike many of our peers, 100% of the long term compensation of our NEOs is at risk and it is not certain whether any of it will be realized.

The financial metrics used for 2014 LTI compensation equity grants were closely tied to the strategic and risk management goals of the Company.  The vesting for the 2014 performance-based RSUs is subject to meeting the three-year service condition ending March 7, 2017 and pre-established performance goals in each of the three years with the last performance period ending on December 31, 2016. In order to meet the performance condition, the Company’s ROA and ROE must equal or exceed the 50th percentile of the 2014 Peer Group over each year of the three-year period from January 1, 2014 through December 31, 2016.  ROA and ROE ratios at the 30th percentile results in 50% of the award being payable and the amount of the award is proportionately reduced from target for performance between the 30th and 50th percentile. A 200% award will be given for performance at or above the 80th percentile with the award prorated between 100% and 200% for performance between the 50th and 80th percentiles. No award is payable for performance below the 30th percentile.

•                  The target ROA metric is set at the 50th percentile level of the 2014 Peer Group. This is a challenging goal because of strong competition within our peer group. We believe that ROA is also important to our long term strategy and risk management practices. Performance targets are unlikely to be met if the Company is “buying” market share and not maintaining a pricing discipline to ensure that the Company’s business model is sustainable and an appropriate risk/reward balance is being achieved.

•                  The target ROE metric is set at the 50th percentile level of the 2014 Peer Group. This is a challenging goal because of strong competition within our peer group.  ROE is a significant metric in measuring a bank’s long term performance and is a direct measurement of profitability for stockholders.  This metric helps ensure the Company’s business model is sustainable and an appropriate risk/reward balance is being achieved.

In 2014, 100% of the value of the LTI awards granted to the NEOs was comprised of performance RSUs with a three year vesting period that were more retention focused.  For all LTI awards, dividend equivalents are paid only on earned shares after the vesting periods have ended.

LTI Vehicle	2014 Weighting	Vesting Terms & Other Conditions
2014 performance-based RSUs that cliff vest at the end of the performance period

•         The performance-based RSUs have payouts ranging between 50% and 200%. The 2014 performance-based RSUs cliff vest at the end of the three-year service period. Vesting is subject to meeting the three-year service condition ending March 7, 2017 and pre-established performance goals in each of the three years with the last performance period ending on December 31, 2016. The performance condition provides an equal weighting on the Company’s ROA and ROE.

• 3-year performance period	100%

•             The Company’s ROA and the ROE performance for each of the years ended on December 31, 2014, 2015 and 2016 must equal or exceed the 80th percentile of the 2014 Peer Group for a 200% payout and the 50th percentile for a 100% payout.  Awards will ratably decrease between the 80th, 50th and 30th percentile, respectively, with no grants earned if the performance falls below the 30th percentile.

• 3-year service period

•             Employee must be employed three years from the date of the grant.

•             Awards will be subject to claw back in the event of a restatement of the financial statements on which the performance bonus payments are based.

•             Dividend equivalents are paid only on earned shares after the three-year vesting period has ended.

Elements of Compensation: Selection of Metrics and Alignment with Performance

The Compensation Committee believes that the metrics set in 2014 are challenging and correspond to the creation of stockholder value.  As discussed above, the annual incentive metrics required a level of performance above both the Company’s prior year performance and above the level achieved by peers in order to meet the target level of performance.  These challenging metrics, which at target required performance better than the prior year’s performance and peer bank performance, have been met at above target levels in each of the past few years and this has translated into strong financial performance.  The Compensation Committee believes that its goal setting process is appropriate, the goals are challenging and achievement was uncertain when the goals were set.  Above target performance for several years is the result of consistent superior performance over that time and performance in each year was above prior Company levels and better than peer performance.  As noted above, the Company has increased earnings per share for six consecutive years and at a rate substantially higher than peer banks in 2014, and the Company is in the top 10 in performance for all banks in the United States with assets over $20 billion in terms of ROE, ROA and net interest margin, as obtained from SNL Financial LC. See “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2014 Financial Performance” in this Proxy Statement.  Also, as noted, this superior above target performance has created stockholder value and our TSR is above our 2014 Peer Group average for the past one-year, three-year and five-year periods.

Elements of Compensation: Benefits – Detailed Information

Our NEOs receive the same customary benefits as all other employees, including medical, dental, life, disability, and a 401(k) plan which includes company matching contributions.  The NEOs are eligible to participate in the same plans and to the same extent as most other salaried employees.  The Company does not currently provide a deferred compensation plan for the senior officers.  The Company maintains a legacy plan which no longer accepts new contributions.  None of the NEOs are part of that legacy deferred compensation plan.

In addition, the Company sponsors a Supplemental Executive Retirement Plan (the “SERP”) which provides supplemental retirement benefits to certain NEOs.  The SERP is discussed in further detail under the heading “Retirement Plans.”

Elements of Compensation: Perquisites – Detailed Information

In general, the NEOs do not have different or greater benefits than other employees with the exception of financial planning services for the CEO and the President, the use of a Company-owned car for the CEO, and an automobile allowance for the President.  The Compensation Committee reviews the perquisites provided to the NEOs annually as part of their overall review of executive compensation.  Based on a review of competitive pay data provided by the outside compensation consultants, the Compensation Committee determined that the perquisites provided in 2014 are within an appropriate range of competitive compensation practices. Details about the NEOs perquisites, including the cost to the Company, are shown in the “Summary Compensation Table” under the “All Other Compensation” column together with the accompanying footnotes.

SECTION TWO – HOW WE ESTABLISH EXECUTIVE PAY

Responsibilities of the Compensation Committee

As outlined in the Company’s Corporate Governance Guidelines, the Compensation Committee is comprised entirely of independent directors and is responsible for developing and overseeing the Company’s executive compensation policies and programs.  The goal of the Compensation Committee is to maintain compensation that is competitive within the markets in which the Company competes for talent and that reflects the long term interests of Company stockholders. The Compensation Committee is responsible for:

•	Developing the overall compensation strategy and policies for the Company;
•	Developing, evaluating and approving the goals and objectives of the compensation of the CEO;
•	Evaluating and approving the individual compensation, including bonus and equity incentive compensation and perquisites of each of the NEOs;
•	Establishing the guidelines for stock ownership for the executive management;
•

Along with the Chief Risk Officer of East West Bancorp, Inc. and East West Bank, reviewing the incentive compensation programs of the Company to evaluate and ensure that none of them encourage excessive risk;

•	Retaining outside advisors, including the compensation consultants, to provide professional counsel;
•	Developing and maintaining a balanced compensation strategy of long-term and short-term incentives;
•	Annually, approving the Compensation Committee Report and our Compensation Discussion and Analysis for inclusion in our proxy statement; and
•	Providing reports to the Board on compensation matters.

Further, the Compensation Committee provides recommendations to the Board with respect to compensation of directors.  To learn more about the Compensation Committee’s purpose, responsibilities, structure and other details, refer to the Compensation Committee Charter, which can be found at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

Compensation Committee Resources in Setting Pay

The Compensation Committee considers several resources, analytical tools and performance measures in determining compensation levels, as presented in the chart below:

Compensation Committee Resource	Description

Compensation Committee Consultant

The independent compensation consultant reports directly to the Compensation Committee. The independent compensation consultant also advises the Compensation Committee on trends and issues in executive compensation and provides comparative compensation information for companies with which the Company competes for talent. The Compensation Committee has the sole authority to retain and oversee the work of the consultants, who do not provide services to Company management.

The Company’s Human Resources Department	The Company’s Human Resources Department provides additional analysis, administrative support and counsel as requested by the Compensation Committee.

The Company’s Enterprise Risk Management Department	The Company’s Enterprise Risk Management Department provides additional analysis, administrative support and counsel as requested by the Compensation Committee.

Say on Pay Proposal

The Compensation Committee has considered the annual say on pay vote and solicited input from a number of our larger stockholders. The Compensation Committee believes that the proposed compensation structure with the modifications discussed elsewhere in this Proxy Statement is appropriate for the Company.

The Compensation Committee retained Cook & Co. as its compensation consultant through May 2014 and appointed Towers Watson in August 2014 as its new compensation consultant.  The compensation consultant reports directly to the Compensation Committee and is independent of management and does not perform any other work for the Company.  The compensation consultant informs the Compensation Committee on practices and trends in executive compensation among East West Bank’s peers and the broader banking sector.  It also provides advice and recommendations related to determining pay levels for the executive officers and designing the Company’s compensation programs for executives.

Cook & Co. conducted a competitive review of compensation levels for the NEOs at the beginning of fiscal 2014.  In its review, the Committee utilized a peer group that included 18 publicly traded commercial banks (the “2014 Peer Group”), of which the Company was near the median in terms of asset size for 2014 compensation decisions.  The 2014 Peer Group consists of companies that are in the same industry as East West Bank, and that are broadly similar in size, as measured by total assets and market capitalization.  At the time the Peer Group was created, total assets of the group ranged from $11.00 billion to $59.50 billion, and market capitalization ranged from $2.10 billion to $8.00 billion.

Pay data for the 2014 Peer Group was obtained from each peer company’s annual proxy statement, and survey group data was obtained from the Towers Watson U.S. Financial Services Studies Executive Database.

The 2014 Peer Group was considered by the Compensation Committee in determining the metrics for short and LTI compensation.  Target financial metrics where the metric was relative to the 2014 Peer Group were set at the 50th percentile level.  Target financial metrics where the metric was an absolute number were set at a level where achievement would require superior performance compared to the 2014 Peer Group averages.

The companies in the 2014 Peer Group were as follows:

Associated Banc-Corporation

BOK Financial Corporation

Cathay General Bancorp

City National Corporation

Commerce Bancshares Inc.

Cullen/Frost Bankers Inc.

First Horizon National Corporation

First Niagara Financial Group

First Republic Bank

FirstMerit Corporation

Huntington Bancshares Inc.

New York Community Bancorp

Popular, Inc.

SVB Financial Group

Synovus Financial Corporation

TCF Financial Corporation

Webster Financial Corporation

Zions Bancorporation

Towers Watson performed similar services from August 2014 through 2015 that Cook & Co. provided in 2014.  As part of their work in 2015, the Compensation Committee and Towers Watson evaluated and updated the list of peer companies to ensure the companies in the peer group remained relevant. The peer group used in 2015 (the “2015 Peer Group”) for compensation survey purposes was expanded to include 20 publicly-traded commercial banks of which the Company is near the median in terms of asset size. The majority of banks in the 2015 Peer Group are the same as the 2014 Peer Group. However, three banks were removed and five banks were added to develop a peer group in which we are at the mid-point. The asset size of the group ranges from $14.08 billion to $59.47 billion and market capitalization ranges from $2.21 billion to $8.68 billion. The Company’s asset size was $28.74 billion and its market capitalization was $5.56 billion as of December 31, 2014. In terms of asset size and market capitalization, we are at the 59th and 78th percentile of the 2015 Peer Group, respectively. The companies in the 2015 Peer Group are as follows:

Associated Banc-Corporation

Bank of Hawaii Corporation

BOK Financial Corporation

City National Corporation

Commerce Bancshares Inc.

Cullen/Frost Bankers Inc.

First Horizon National Corporation

First Republic Bank

FirstMerit Corporation

Fulton Financial Corporation

Huntington Bancshares Inc.

Popular, Inc.

Signature Bank

SVB Financial Group

Synovus Financial Corporation

TCF Financial Corporation

UMB Financial Corporation

Webster Financial Corporation

Wintrust Financial Corporation

Zions Bancorporation

The Compensation Committee in 2015 decided that for performance purposes in setting metrics for long term performance shares it would, rather than using a peer group that may not be relevant over a longer time period, use a broader and more stable peer group as a better way to measure long term performance.  The Compensation Committee selected the KBW Regional Bank Index as the performance peer group.  This will further increase the transparency of the goal setting process by referring to a broad index compiled by a third party.

Factors and Steps in Setting Pay

Compensation for the NEOs and certain other executive officers is generally evaluated and set annually by the Compensation Committee in the first quarter of each year based on the latest available competitive compensation data provided by the compensation consultant, peer data, and Company business department and individual performance data.  An individual executive’s compensation is generally established after considering the following factors:

•            Competitive pay data for similar jobs and responsibilities in the market;

•            The Company’s performance against financial measures including earnings per share;

•            The Company’s performance relative to strategic initiatives approved by the Compensation Committee;

•            Business climate, economic conditions and other factors; and

•            The results of the most recent “Say on Pay” stockholder vote.

The Compensation Committee approves the compensation of the other NEOs after discussing their performance with the CEO.  The Compensation Committee also reviews with the CEO the performance and compensation of the next 15 highest paid corporate officers of the Company.  Compensation data from the Company’s peer group and survey data for similar jobs and job levels are considered for base salary adjustments.  Achievement against performance goals and the executive’s individual contribution toward Company objectives are considered in determining the annual performance-based bonus payout and LTI awards.  The CEO uses discretion and takes into consideration, among other things, individual contributions and their overall performance compared to other executives.

With respect to the CEO, the Compensation Committee annually reviews and approves the corporate goals and objectives relevant to the CEO’s compensation, evaluates the CEO’s performance against those objectives and approves the CEO’s compensation level based on that evaluation.  With the assistance of the compensation consultant, the Compensation Committee considers the Company’s peer group and peer data on base pay, performance-based bonus targets and LTI awards and uses broad discretion when setting compensation types and amounts for the CEO.  The Compensation Committee is responsible for approving the CEO’s and the other senior executives’ annual compensation and informing the Board of Directors of its actions.

The Compensation Committee does not benchmark to a particular percentile in positioning total direct compensation. The Compensation Committee uses market survey data as a reference point, giving consideration to factors such as tenure, individual performance, any unique circumstances of the NEO’s position based on each individual’s responsibilities, market factors, succession and retention considerations.   The Compensation Committee aims to have base salaries at below or not much above the market median, with the substantial majority of NEO compensation consisting of incentive compensation to advance the Compensation Committee’s pay-for-performance philosophy. This methodology drives higher realized compensation when our financial performance is strong and lower realized compensation when our financial performance is weaker.

Say on Pay Vote and Setting of Compensation

The compensation program that was voted on by the stockholders in 2014 was substantially similar in structure to the program in place in prior years, and aligned with a period when TSR exceeded that of the peer group by substantial margins for the past one-year, three-year, and five-year periods.  Since 2009, the Company increased earnings per share each consecutive year and at a rate substantially greater than peer banks.  The Company also outperformed its peer group in terms of ROE, ROA and other key metrics.  This performance continued through 2014 resulting in rankings in the top 10 of all banks in the country with assets over $20 billion in terms of ROE, ROA and net interest margin, per SNL Financial LC.  For additional detail see “Section One – Overview and Executive Summary – 2014 Financial Performance” of this Proxy Statement.

The Compensation Committee considered the 2014 vote for the Say on Pay proposal for 2013 compensation, which was approved by approximately 98% of stockholder votes. The Compensation Committee viewed that as an indication that stockholders were generally satisfied with the compensation structure and its contribution to the strong financial performance of the Company.  The Compensation Committee undertook an outreach process with stockholders to solicit input on our program.  In particular, we reached out to our 25 largest stockholders, representing approximately 57% of our outstanding shares, invited comments and a meeting on our compensation program. The Compensation Committee learned that stockholder preference was for compensation to continue to be strongly performance-based and to focus on LTIs.  Suggestions were made to add a TSR component to the LTI grants to more closely align the grants with the creation of stockholder value and to mitigate and reduce any possible future lack of alignment between share price and the financial metrics approved by the Compensation Committee.  This has been done for the 2015 LTI grants as discussed below.  The proposal to move the peer group for the measurement of long term performance metrics to a more stable broader based group, more relevant over the long term, and a peer bank stock index prepared by a third party, was also part of the outreach program.  This change was also made as part of the 2015 LTI grants discussed below.  The Compensation Committee is committed to active outreach and meeting stockholder expectations in the structure of the executive compensation plan.

Based on the quality and value of the feedback, the Compensation Committee believes the 2015 compensation approach is one of the more stockholder-centric compensation programs among our peers.

SECTION THREE –2014 COMPENSATION DECISIONS FOR NEOS

The following contributions and achievements were taken into consideration by the Compensation Committee in making the 2014 compensation decisions.  The 2014 performance-based bonus awards were based on 2014 financial performance and paid to the NEOs in February 2015.

Dominic Ng

Mr. Ng serves as Chairman of the Board and CEO of East West Bancorp, Inc. and East West Bank. Mr. Ng’s leadership has been instrumental in the success of the Company and the value created for our stockholders since he joined the Company as CEO over 20 years ago.

Mr. Ng has charted and driven the execution of our long term organizational objectives which for many years have focused on building a “financial bridge” between the United States and Greater China as discussed in more detail in “Section One – Overview and Executive Summary – 2014 Financial Performance” in this Proxy Statement.  We are not aware of any other of the largest 50 United States banks that focus on this as their primary long term business strategy.  We are one of the few United States companies with banking branches in China.

The Company has been one of the financial institutions to emerge from the financial crisis stronger, more profitable and better positioned to pursue future growth opportunities.  Since Mr. Ng joined the Company in 1991, the market capitalization of the Company has increased from $40.0 million to $5.56 billion as of December 31, 2014, an increase of 139 times.

In 2014, we realized tangible value from these long term bridge banking efforts by again delivering strong financial results for our stockholders.  Under Mr. Ng’s leadership, in 2014 we increased earnings per share by 13%, which is the sixth consecutive year of increased earnings per share and which is above the median increased earnings per share of our 2014 Peer Group of 10%.  We outperformed our 2014 Peer Group in 2014 in several key financial industry metrics.  Our ROE in 2014 was 12.61%, over 85% greater than the average of our 2014 Peer Group of 6.81% and 41% greater than the industry average of 8.97%.  Our ROA was 1.24%, 68% greater than our 2014 Peer Group average of 0.74% and 24% greater than the industry average of 1.00%.  We continue to focus on credit quality; our ratio of nonperforming assets to total assets ended the year at 0.45%, which is substantially below our 2014 Peer Group average of 0.52% and the national commercial bank average of 1.17% (1).  We increased the annual dividend rate per share from $0.72 to $0.80 in January 2015 and from $0.60 to $0.72 last year in January 2014.  As discussed in more detail in “Section One – Overview and Executive Summary – 2014 Financial Performance,” Mr. Ng positioned the Company to emerge quickly from the 2008 financial crisis and since that time we have consistently outperformed our peers.

The financial performance of the Company under Mr. Ng’s leadership was recognized by East West being ranked in the top 15 of the 100 Best Banks in America by Forbes from 2010 through 2014. Mr. Ng’s contribution to the local business community has also been widely recognized and he is the recipient of numerous awards. Mr. Ng brings to the Company long experience and deep first-hand knowledge of banking practices and the banking industry in both the United States and Greater China and also of U.S. – Greater China cross-border transactions and relations.

The 2014 compensation decisions of the Compensation Committee below reflect the long term vision and leadership Mr. Ng has provided and the strong financial performance the Company achieved in 2014 under Mr. Ng’s leadership.

(1) Average based on FDIC’s Quarterly Banking Profile for FDIC-Insured Commercial Banks for the related periods.

2014 Compensation

Mr. Ng’s total direct compensation for 2014 was $5,789,986.  Mr. Ng received base salary in 2014 of $1,000,000.  Mr. Ng received a short term performance-based bonus award of $1,540,000 in February 2015 related to the 2014 fiscal year.  Mr. Ng’s performance-based bonus award was 154% of his target bonus and was determined based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan, as adjusted as discussed below.  Mr. Ng’s target bonus for 2014 was 100% of his base salary.  As described in more detail earlier in this Proxy Statement, the 2014 performance goals were set so that the target bonus would only be achieved if the Company achieved record earnings and met other challenging and strategically important performance targets.  The Compensation Committee used its downward discretion to reduce the bonus from the amount otherwise payable under the bonus formulas of 169% of base salary and determined not to increase base salary in 2015.

In the first quarter of 2014, Mr. Ng received a performance-based LTI equity award of $3,249,986. 100% of this award is subject to the achievement of performance metrics and subject to performance standards that comply with IRC Section 162(m). All the LTI equity grants are subject to a three-year cliff vesting schedule.

The Compensation Committee believes that Mr. Ng’s compensation attributable to 2014 performance was appropriate and merited by the performance of the Company under his leadership. The majority of the compensation was awarded (in the case of the cash bonus) or will be earned (in the case of the vesting of the LTI) only upon the achievement of challenging performance goals.

In comparison, Mr. Ng received total direct compensation for 2013 of $5,651,500, which included base salary of $1,000,000, a short term performance bonus of $2,401,500 and a long term equity award of $2,250,000. Mr. Ng has an employment agreement with the Company, which is described on page 46 below.

Julia S. Gouw

Ms. Gouw serves as President and COO of East West Bancorp, Inc. and East West Bank. Ms. Gouw has provided strong leadership since she joined the Company in 1989 and has served in various leadership positions in the past including CFO and Chief Risk Officer. Ms. Gouw’s strong leadership before, during and after the financial crisis has greatly contributed to the Company’s strong performance in 2014 and prior years. The Compensation Committee recognized Ms. Gouw’s contribution to the strong financial performance of the Company in 2014 in the compensation decisions described below.

Ms. Gouw’s total direct compensation for 2014 was $2,010,761. Ms. Gouw received base salary in 2014 of $598,088. During the year, her base salary was increased from $583,500 to $601,005 effective March 1, 2014.

Ms. Gouw received a short term performance-based bonus award of $912,693 in February 2015 related to the 2014 fiscal year. Ms. Gouw’s performance-based bonus award was 152% of her target bonus and was determined based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan, adjusted as described below. Ms. Gouw’s target bonus for 2014 was 100% of her base salary. The Compensation Committee used its downward discretion to reduce the bonus from the amount otherwise payable under the bonus formulas of 169% of base salary and determined not to increase base salary in 2015.

In the first quarter of 2014, Ms. Gouw received a performance-based LTI equity award of $499,981. 100% of this award is subject to the achievement of challenging performance metrics and subject to performance standards that comply with IRC Section 162(m).  All the LTI equity grants are subject to a three-year cliff vesting schedule.

In comparison, Ms. Gouw received total direct compensation for 2013 of $2,114,851, which included base salary of $580,667, a short term performance bonus of $934,184, and a long term equity award of $600,000.

Douglas P. Krause

Mr. Krause serves as Executive Vice President, Chief Risk Officer, General Counsel and Corporate Secretary of East West Bancorp, Inc. and East West Bank. Mr. Krause joined the Company in 1996 and since that time has played a key role in the success of the Company through his leadership of the Company’s legal, compliance, security and governance functions and in overseeing and coordinating the enterprise risk management function of the Company. The Compensation Committee recognized Mr. Krause’s contribution to the strong financial performance of the Company in 2014 in the compensation decisions described below.

Mr. Krause’s total direct compensation for 2014 was $852,485. Mr. Krause received base salary in 2014 of $372,500. During the year, his base salary was increased from $360,000 to $375,000 effective March 1, 2014.

Mr. Krause received a short term performance-based bonus award of $280,000 in February 2015 related to the 2014 fiscal year.  Mr. Krause’s performance-based award was 124% of his target bonus. 50% of his performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on individual and departmental goals, adjusted as described below. Mr. Krause’s target bonus for 2014 was 60% of his base salary. The Company achieved 169% of the corporate goals and as adjusted by the Compensation Committee, individual and department goal achievement was 80%, resulting in the payout of 124% of his target bonus. Although Mr. Krause’s actual goal achievement against his individual and department goals was higher than 80%, the Compensation Committee used its downward discretion to reduce the bonus from the amount otherwise payable under the bonus formula and determined not to increase base salary in 2015.

In the first quarter of 2014, Mr. Krause received a performance-based LTI equity award of $199,985. 100% of this award is subject to the achievement of challenging performance metrics and subject to performance standards that comply with IRC Section 162(m).  All the LTI equity grants are subject to a three-year cliff vesting schedule.

In comparison, Mr. Krause received total direct compensation for 2013 of $918,575, which included base salary of $356,667, a short term performance bonus of $361,908, and a long term equity award of $200,000.  Mr. Krause has an employment agreement with the Company, which is described on page 47 below.

Irene H. Oh

Ms. Oh serves as Executive Vice President and Chief Financial Officer of East West Bancorp, Inc. and East West Bank. Ms. Oh is responsible for leading the Company’s finance, treasury, accounting, investor relations, and corporate communications functions. The Compensation Committee recognized Ms. Oh’s contribution to the strong financial performance of the Company in 2014 in the compensation decisions described below.

Ms. Oh’s total direct compensation for 2014 was $982,485. Ms. Oh received base salary in 2014 of $387,500. During the year, her base salary was increased from $375,000 to $390,000 effective March 1, 2014.

Ms. Oh received a short term performance-based bonus award of $395,000 in February 2015 related to the 2014 fiscal year.  Ms. Oh’s performance-based bonus award was 169% of her target bonus. 50% of her performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on achieving individual and departmental goals. The Company achieved 169% of the corporate goals and Ms. Oh achieved 169% of her individual and departmental goals, resulting in the payout of 169% of her target bonus. Ms. Oh’s target bonus for 2014 was 60% of her base salary.

In the first quarter of 2014, Ms. Oh received a performance-based LTI equity award of $199,985. 100% of this award is subject to the achievement of challenging performance metrics and subject to performance standards that comply with IRC Section 162(m). All the LTI equity grants are subject to a three-year cliff vesting schedule.

In comparison, Ms. Oh received total direct compensation for 2013 of $961,216, which included base salary of $359,228, a short term performance bonus of $376,988, and a long term equity award of $225,000.

James T. Schuler

Mr. Schuler served as Executive Vice President and Chief Human Resources Officer of East West Bank in 2014. Since Mr. Schuler joined East West Bank in 2010, his leadership has been critical in ensuring that the management and development of our most valuable asset, our employees, is strengthened. Mr. Schuler is responsible for ensuring effective recruitment, overseeing our staffing programs, and ensuring appropriate succession planning. The Compensation Committee recognized Mr. Schuler’s contribution to the strong financial performance of the Company in 2014 in the compensation decisions described below.

Mr. Schuler’s total direct compensation for 2014 was $676,287.  Mr. Schuler received base salary in 2014 of $271,596.  During the year, his base salary was increased from $312,000 to $321,360 effective March 1, 2014.  Mr. Schuler transitioned to part-time status in April 2014 with base salary of $257,088, ceased his executive duties after December 2014 and will be retiring in May 2015.

Mr. Schuler received a short term performance-based bonus award of $204,706 in February 2015 related to the 2014 fiscal year.  Mr. Schuler’s performance-based bonus award was 159% of his target bonus. 50% of his performance-based bonus award was based on the Company’s achievement of the corporate goals under the formula-based Performance-Based Bonus Plan and 50% was based on achieving individual and departmental goals. The Company achieved 169% of the corporate goals and Mr. Schuler achieved 150% of his individual and departmental goals, resulting in the payout of 159% of his target bonus. Mr. Schuler’s target bonus for 2014 was 50% of his base salary.

In the first quarter of 2014, Mr. Schuler received a performance-based LTI equity award of $199,985. 100% of this award is subject to the achievement of challenging performance metrics and subject to performance standards that comply with IRC Section 162(m).  All the LTI equity grants are subject to a three-year cliff vesting schedule.

In comparison, Mr. Schuler received total direct compensation for 2013 of $715,078, which included base salary of $310,000, a short term performance bonus of $195,078 and a long term equity award of $210,000.  Mr. Schuler has an employment agreement with the Company, which is described on page 47 below.

SECTION FOUR – 2015 EXECUTIVE COMPENSATION PROGRAM DECISIONS

The Compensation Committee met in February 2015 and made decisions with respect to the executive compensation program for 2015 with respect to the NEOs. These compensation decisions, which will be described in more detail in next year’s CD&A, were as follows:

•                  The following salary decisions were made: Ms. Oh’s salary was adjusted to $405,600, while the salaries of the other NEOs remained unchanged.

•                  Consistent with the long term strategy and risk management practices of the Company, and consistent with recent governance and compensation trends, the Company, several years ago, realigned incentive compensation to reduce the proportion of potential short term incentives and to increase the proportion of potential LTIs.

•                  Metrics for the financial objectives for the 2015 performance-based bonus plan will be earnings per share with a 50% weight, loan growth with a 25% weight and NPA/total assets with a 25% weight. These goals continue to be closely tied to the strategic and risk management goals of the Company. The goals are each set with challenging targets; to meet the target goals earnings per share and loan growth, the performance of the Company must be substantially better than the projected performance of peers. These financial metrics will be given an overall 75% weighting.

-                       The diluted earnings per share target metric of $2.62 represents a 10% increase in diluted earnings per share.  Our target increase of 10% is in line with analysts’ expectations. A threshold goal of $2.52 per share, which represents a 6% increase from 2014, has been set, at which point 50% credit for goal achievement is given; no credit is given for diluted earnings per share below this level. 200% credit is given for goal achievement if earnings reach $2.71 per share, which would represent a 14% increase in diluted earnings per share from 2014.  Per analysts’ expectations as indicated by SNL Financial LC, of our 2015 Peer Group, our target level of 10% earnings per share growth would put us at the projected 71st percentile compared to our 2015 Peer Group, and growth at the rate at which 200% credit is given would put us at the projected 78th percentile of growth of our 2015 Peer Group.

Continuing to increase earnings at or above the rate of our peers is a particularly challenging goal in light of the fact that we have already achieved six consecutive years of increased earnings per share and five years in a row of record earnings. It is challenging for an already high-performing bank to continue to increase earnings per share faster than peers.

-                       The loan growth metric of $23.55 billion of loans represents an 8% increase in loans from December 31, 2014.  The calculation of achievement of this loan growth metric will exclude the effect of any potential loan sales because the focus of the metric is the Company’s ability to originate loans.  A threshold goal of $22.89 billion of loans, a 5% increase, has been set, at which point 50% credit for goal achievement is given; no credit is given for loan growth below this level. 200% credit is given for goal achievement if loans reach $24.42 billion, which would represent a 12% increase in loans from 2014. The target level of loan growth is above analysts’ projected median increase for our 2015 Peer Group and would put us at the projected 65th percentile compared to our 2015 Peer Group, and growth at the rate at which 200% credit is given would put us near the projected 90th percentile of growth of our 2015 Peer Group.

Continuing to grow loans at a faster rate than competitors is a goal we believe possible due to the bridge infrastructure the Company has built and continues to develop. Our goal is to grow loans in a safe and prudent manner while also maintaining a lower NPA/total asset ratio than our peers. Our loan growth goal should also be considered in relation to our financial metric goal of maintaining a ROA that is above peers which requires that loan growth be done with a pricing discipline to ensure that loan growth is not the result of “buying” market share. Some of the significant loan growth in 2014, such as the growth in single family mortgage lending, is not expected to reoccur in 2015 and will need to be achieved through other portfolios.

-                       The NPA/total assets metric goal is 0.68%, which is the ratio as of December 31, 2014, when calculated including covered loans. A threshold goal of 0.88%, at which point 50% credit for goal achievement is given; no credit is given for being above that percentage; 200% credit is given for being below 0.48%. The target goal is to maintain a level of NPA/total assets that is already lower than the national commercial bank average of 1.17% (1).

Maintaining an NPA/total asset ratio is a challenging goal given the already low numbers that were achieved last year.  The Company continues to set this as a financial metric because it’s a risk management goal that helps ensure that loan growth is accomplished in a prudent way.  This goal also has strategic importance because the Company believes a low ratio is important in maintaining the confidence of both domestic and international customers and regulators that the Company is financially strong; this helps us retain and attract customers and also provides regulators the comfort level to allow us to continue to expand our footprint both in the U.S. and in Greater China.

•                  Metrics used for strategic objectives considered under the 2015 performance-based bonus plan were set at a 25% weighting, the same as in 2014. These are not financial metrics but are important measurement tools for the Company to continue to focus on its core business strategies. The 25% weighting based on the achievement of strategic initiatives is tied to building the Company’s platform and positioning it for sustained growth in the future. The goals will be focused in three areas: 33% on enhancing consumer banking, 33% on building bridge banking, and 34% on developing a strong and experienced employee and leadership base in all areas of the Company consistent with the business model.

•                  100% of the LTI awards granted in 2014 and now in 2015 had challenging goals over a three-year performance period.  In prior years, 55% of the LTI grants had challenging goals and 45% were more retention focused and had less challenging performance goals.

LTI awards at 100% achievement were granted in the following amounts:  Mr. Ng—$4,000,000; Ms. Gouw—$650,000; Mr. Krause—$225,000; Ms. Oh—$250,000; and Mr. Schuler—$200,000.

•                 The financial metrics used for 2015 LTI compensation equity grants continue to be closely tied to the strategic and risk management goals of the Company. In order to earn the full restricted stock unit award, the Company’s ROE, ROA and TSR must equal or exceed the 50th percentile of the 2015 Peer Group over each year of the three-year period from January 1, 2015 through December 31, 2017.  The ROE and ROA goals each have a 37.5% weighting and the TSR goal has a 25% weighting.  ROE, ROA and TSR at the 30th percentile results in 50% of the award being payable and the amount of the award is proportionately reduced from target for performance between the 30th and 50th percentile. No award is payable for performance below the 30th percentile. A 200% award will be given for performance at or above the 80th percentile with the award prorated between 100% at the 50th percentile and 200% at the 80th percentile.

We believe that ROE, ROA and TSR are some of the most significant metrics in measuring a bank’s long term performance and the alignment of the interests of management with those of stockholders.  ROE is a direct measurement of the return on stockholder investment. The Company believes that for long term strategy and risk management purposes, ROA is an important and prudent metric, reflecting the Company’s achievement of its long term business model. TSR measures how much the Company’s stock price has risen or fallen over time.  The new relative three-year TSR metric underscores the connection between executive pay and stockholders’ interests by measuring our ability to provide greater return to our stockholders than other regional banks. The three metrics evaluated together, help ensure the Company’s business model is sustainable and an appropriate risk/reward balance is being achieved. The target for ROE, ROA and TSR metrics is set at the 50th percentile level of the 2015 Peer Group, respectively. This is a challenging goal because of strong competition within our peer group.

(1) Industry average based on FDIC’s Quarterly Banking Profile for FDIC-Insured Commercial Banks for the related periods.

SECTION FIVE – EXECUTIVE COMPENSATION GOVERNANCE

In addition to adhering to the processes described in the preceding sections, the Compensation Committee maintains a strong corporate governance culture with respect to executive compensation.  It has adopted over the years various policies, including those described below, to further align executive compensation to performance and what the Company believes is the best interest of the stockholders.

Stock Ownership Guidelines

The Company has stock ownership guidelines in place for its NEOs and other senior executives which are reviewed periodically to ensure a strong alignment between management and stockholders.  Specific stock ownership requirements vary by position.  In addition, executive officers have holding requirements that in general require them to hold a majority of stock (net of taxes) received as part of their compensation until retirement.  If this holding requirement results in the holding of stock greater than the stock ownership guidelines, the higher holding requirements will apply and an executive may have holding requirements greater than the above guidelines.

Claw backs for Any Restatement; Executive Compensation Recovery Policy

The Company has adopted an Executive Compensation Recovery Policy for NEOs approved by the Compensation Committee.  Under this policy, all annual performance-based bonus payments and annual LTI awards will be subject to claw back in the event of a restatement of the financial statements on which the performance bonus payments are based.  The officer will be required to repay the Company the amount of any incentive payment or incentive award received in excess of what would have been paid based on the restated numbers.  The claw back will be required without regard to the reason for the restatement.

Trading Restrictions; Pledging Stock

As set forth in the Company’s Insider Trading Policy, it is against Company policy for all employees, including its executive officers, to engage in speculative transactions in Company securities, which include but are not limited to trades in puts or calls in Company securities or selling Company securities short.  In addition, under our Governance Guidelines, it is also against Company policy for NEOs to pledge their shares in the Company.

No Tax Gross Ups

The Company does not provide for any tax gross ups of excise or other taxes on severance or in connection with a change in control.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Internal Revenue Code generally limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive.  There is an exception to the limit on deductibility for performance-based compensation meeting certain requirements.  Although the Company does consider the impact of this rule when making compensation decisions, Company policy does not require all executive compensation to be tax-deductible.  In the interest of flexibility and overall benefit for the Company’s stockholders, the Compensation Committee will continue to facilitate the awarding of responsible but adequate executive compensation while taking advantage of Section 162(m) whenever feasible.  The Company believes that all compensation paid in 2014 and that will be paid pursuant to compensation decisions made in 2014 will be deductible under Section 162(m).

Compensation Committee

The Compensation Committee Charter restricts membership to independent directors.  The Committee has the authority to, and does, hire an independent compensation consultant that does not also do work for the Company or management.

Outreach to Stockholders

The Compensation Committee proactively reaches out to our largest stockholders annually to solicit their views on our executive compensation program and to make management available to answer questions or address concerns based on publicly-available information.  Our compensation policies and practices continue to evolve based on this input, our review of correspondence submitted by stockholders to our Board and management, our review of market practice, our consideration of the advice of the Compensation Committee’s independent compensation consultant, our review of reports issued by proxy advisory firms and the results of the most recent annual Say on Pay vote by stockholders.

Compensation Program Risk Analysis

The Compensation Committee reviewed the Company’s compensation policies and practices for our NEOs, as well as the incentive plans for other employees and determined that our incentive compensation programs are not reasonably likely to have a material adverse effect on the Company.  To conduct this review, the Company completed an inventory of its incentive compensation plans and policies.  This evaluation covered a wide range of practices and policies including: the balanced mix between pay elements, short term and long term programs, caps on incentive payouts, governance controls in place to establish, review and approve goals, use of multiple performance measures, Compensation Committee discretion on individual awards, use of stock ownership guidelines, use and provisions in severance/change of control policies, use of the Executive Compensation Recovery Policy and Compensation Committee oversight of compensation programs.

As described in the report below, the Compensation Committee also evaluated, along with the Company’s Chief Risk Officer, the conformity of the criteria and targets of our compensation program with the risk profile of the Company and whether the proposed goals or the structure of the awards might have the inadvertent effect of encouraging excessive risk or other undesirable behavior.

REPORT BY THE COMPENSATION COMMITTEE

The following Compensation Committee Report should not be deemed filed or incorporated by reference into any other document, including East West Bancorp Inc.’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report into any such filing by reference.

The Company’s Compensation Committee has certain duties and powers as described in its charter.  The Compensation Committee is currently composed of three non-employee directors named at the end of this report each of whom is independent as defined by NASDAQ’s listing standards.

The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis.  Based upon this review and our discussions, the East West Bancorp, Inc. Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this 2015 Proxy Statement and be included by reference in its Annual Report on Form 10-K for the year ended December 31, 2014.

Review of our Compensation Program with our Senior Risk Officers

The Compensation Committee reviewed with the Chief Risk Officer of the Company and also with the Chief Human Resources Officer of the Company our incentive compensation arrangements to ensure that such arrangements did not encourage our senior executive officers or any others to take unnecessary and excessive risks that threaten the value of the Company.  In this regard, the Committee notes that:

•            the Company does not offer significant short term incentives that might drive high-risk investments at the expense of long term Company value;

•            the Company’s compensation programs are weighted toward offering LTIs that reward sustainable performance, especially when considering the Company’s executive stock ownership and holding requirements;

•            the Company’s compensation awards are capped at reasonable and sustainable levels, as determined by a review of the Company’s economic position and prospects;

•            the Company, through the monitoring of its Audit Committee and its Risk Oversight Committee, has robust compliance, internal control, and disclosure review and reporting programs, including regular review of both underwriting standards and the Company’s major banking relationships; and

•            the Company’s Chief Risk Officer regularly oversees the compliance with the requirements of the risk oversight policies and programs.

The Compensation Committee has (i) reviewed with the Company’s senior risk officers the incentive compensation arrangements of our senior executive officers and made reasonable efforts to ensure that such incentive compensation arrangements did not encourage the senior executive officers to take unnecessary and excessive risks that threatened the value of the Company; (ii) reviewed with the senior risk officers the employee compensation plans and all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and (iii) reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

THE COMPENSATION COMMITTEE

Jack C. Liu, Chairman
Rudolph I. Estrada
Keith W. Renken

COMPENSATION OF EXECUTIVE OFFICERS

The NEOs only receive compensation for services as executive officers and employees of the Bank, and no separate compensation is paid for their services to the Company. The table below and the accompanying footnotes summarize the 2014, 2013 and 2012 compensation for the NEOs:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (2)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)

Dominic Ng	2014	$1,000,000	$-	$3,249,986	$-	$1,540,000		$-	$69,984	$5,859,970
Chairman and Chief	2013	1,000,000	-	2,250,000	-	2,401,500		-	59,770	5,711,271
Executive Officer	2012	1,000,000	-	2,000,000	-	5,125,000	(5)	-	97,830	8,222,830

Julia S. Gouw	2014	$598,088	$-	$499,981	$-	$912,693		$-	$10,882	$2,021,643
President and Chief	2013	580,667	-	600,000	-	934,184		-	18,248	2,133,099
Operating Officer	2012	563,750	-	600,000	-	991,375		-	47,083	2,202,208

Douglas P. Krause	2014	$372,500	$-	$199,985	$-	$280,000		$259,844	$8,873	$1,121,202
Executive Vice President,	2013	356,667	-	200,000	-	361,908		230,162	10,243	1,158,980
Chief Risk Officer,	2012	337,500	-	175,000	-	331,500		203,507	38,538	1,086,045
General Counsel and
Corporate Secretary

Irene H. Oh	2014	$387,500	$-	$199,985	$-	$395,000		$-	$9,800	$992,285
Executive Vice President	2013	359,228	-	225,000	-	376,988		-	18,131	979,347
and Chief Financial Officer	2012	325,000	-	200,000	-	321,750		-	14,183	860,933

James T. Schuler	2014	$271,596	$-	$199,985	$-	$204,706		$-	$6,953	$683,240
Executive Vice President	2013	310,000	-	210,000	-	195,078		-	6,503	721,581
and Chief Human	2012	297,500	-	210,000	-	262,500		-	13,035	783,035
Resources Officer

(1)       Represents the aggregate grant date fair values of the RSUs and performance-based RSUs granted in 2014, 2013, and 2012 in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 718, Compensation—Stock Compensation. See the Company’s Annual Report on Form 10-K, “Critical Accounting Policies” and Note 16 to the Company’s Consolidated Financial Statements for the year ended December 31, 2014 on the Company’s accounting for share-based compensation plans. The stock awards are valued at the closing price of EWBC’s stock price of $36.85 as of grant date, March 7, 2014.

The ultimate payout value may vary from the target shown on the table, with the possibility of payout, ranging from no payout to maximum payout depending on the outcome of the performance criteria and the value of EWBC stock on the vesting date.

(2)       Represents incentive compensation received in 2015, 2014 and 2013 related to fiscal years 2014, 2013 and 2012, respectively.

(3)       Includes the year-to-date change in the actuarial present value of the accumulated benefit under the SERP.

(4)       2014 All Other Compensation includes:

Mr. Ng:	(i) Financial planning and administrative services of $37,825; (ii) Vacation cash-out of $24,359, (iii) Company’s contributions under its 401(k) plan of $7,800.
Ms. Gouw:	(i) Company’s contributions under its 401(k) plan of $7,800 and (ii) Vacation cash-out of $3,082.
Mr. Krause:	(i) Company’s contributions under its 401(k) plan of $6,950 and (ii) Vacation cash-out of $1,923.
Ms. Oh:	(i) Company’s contributions under its 401(k) plan of $7,800 and (ii) Vacation cash-out of $2,000.
Mr. Schuler:	(i) Company’s contributions under its 401(k) plan of $5,630 and (ii) Vacation cash-out of $1,323.

(5)       Includes a cash award of $2,500,000 which was paid in February 2012 and approved in July 2011 as part of the special transformational bonus/recognition grants described in “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – Elements of Compensation: Performance-Based Bonus in the Proxy Statement for Annual Meeting of Stockholders held on May 22, 2012. The Compensation Committee did not view this as being primarily attributable to 2011 performance or as part of Mr. Ng’s regular on-going annual compensation.

The table below summarizes the awards granted by the Compensation Committee to the NEOs in 2014:

2014 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	Grant Date Fair
								Shares of Stock or	Value of Equity
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#)	Award ($) (3)
Dominic Ng	3/7/2014	$500,000	$1,000,000	$2,000,000	44,097	88,195	176,390	-	3,249,986

Julia S. Gouw	3/7/2014	300,503	601,005	1,202,010	6,784	13,568	27,137	-	499,981

Douglas P. Krause	3/7/2014	112,500	225,000	450,000	2,713	5,427	10,854	-	199,985

Irene H. Oh	3/7/2014	117,000	234,000	468,000	2,713	5,427	10,854	-	199,985

James T. Schuler	3/7/2014	64,272	128,544	257,088	2,713	5,427	10,854	-	199,985

(1)       These grants show the potential payment for our NEOs under our formula-based Performance-Based Bonus Plan. Additional information regarding the Performance-Based Bonus Plan is included in the section “Compensation Discussion and Analysis – Section Three – 2014 Compensation Decisions for NEOs” in this Proxy Statement. The actual payments the NEOs received are based upon performance attained and are included in the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table” above.

(2)       Represents performance-based RSUs that vest on March 7, 2017. Vesting is subject to meeting pre-established performance goals over multiple performance periods with the last performance period ending on December 31, 2016. Dividends are accrued and paid at the time of vesting.

Actual payout may range from zero to the maximum number of performance-based RSUs. Awards will be paid out 100% in stock in a number of shares equal to the number of performance-based RSUs vested. The target units represent the target number of performance-based RSUs granted on the grant date, and EWBC’s ROA and ROE performance at the 50th percentile compared to the 2014 Peer Group for each year, representing a payout of 100%. Threshold units represent EWBC’s ROA and ROE performance at the 30th percentile compared to the 2014 Peer Group for each year, resulting in a payout of 50% of the target number of performance-based RSUs. Maximum units represent EWBC’s ROA and ROE performance at the 80th percentile and above compared to the 2014 Peer Group for each year, resulting in a payout of 200% of the target number of performance-based RSUs. The actual percentage payout would be linearly interpolated between the 30th percentile of ROA and ROE performance (50% payout), the 50th percentile of ROA and ROE performance (100% payout) and the 80th percentile of ROA and ROE performance (200% payout).

(3)       Grant date fair value incorporates the closing price of EWBC’s stock price of $36.85 as of March 7, 2014. The estimated value of the performance-based RSUs at the grant date is based on the projected performance at the grant date for EWBC indicating a payout of 100% of the target number of performance-based RSUs.

The following table presents certain information concerning options and restricted stock held by the NEOs under the Company’s Stock Incentive Plan:

Outstanding Equity Awards at December 31, 2014

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)		Market Value of Shares or Units of Stocks That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stocks That Have Not Vested ($)
Dominic Ng	3/8/2012	-	-	-	-	90,703	(3)	$3,511,113	-		$-
	3/7/2013					72,772	(4)	2,817,004	16,337	(6) (7)	632,405
	3/7/2014					58,797	(5)	2,276,032	117,593	(7) (8)	4,552,025

Julia S. Gouw	3/8/2012	-	-	-	-	27,211	(3)	$1,053,338	-		$-
	3/7/2013					19,406	(4)	751,206	4,356	(6) (7)	168,621
	3/7/2014					9,046	(5)	350,171	18,091	(7) (8)	700,303

Douglas P. Krause	3/8/2012	-	-	-	-	7,936	(3)	$307,203	-		$-
	3/7/2013					6,468	(4)	250,376	1,452	(6) (7)	56,207
	3/7/2014					3,618	(5)	140,053	7,236	(7) (8)	280,106

Irene H. Oh	3/8/2012	-	-	-	-	9,071	(3)	$351,138	-		$-
	3/7/2013					7,277	(4)	281,693	1,634	(6) (7)	63,252
	3/7/2014					3,618	(5)	140,053	7,236	(7) (8)	280,106

James T. Schuler	3/8/2012	-	-	-	-	9,524	(3)	$368,674	-		$-
	3/7/2013					6,792	(4)	262,918	1,525	(6) (7)	59,033
	3/7/2014					3,618	(5)	140,053	7,236	(7) (8)	280,106

(1)       Represents grants of time-based RSUs and performance-based RSUs. The vesting of the performance-based RSUs is subject to meeting the three-year service condition from the grant date and pre-established performance goals in each of the three years ending December 31 of the respective fiscal year. The time-based RSUs cliff vest 100% three years from the date of the grant. Dividends are accrued on both time-based RSUs and performance RSUs and paid at the time of vesting.

(2)       The amounts shown represent the product of the number of units and the closing price on December 31, 2014 of EWBC’s common stock, which was $38.71.

(3)       Includes 55% of performance and 45% of time-based RSUs, which will vest on March 8, 2015.

(4)       Includes 55% of performance and 45% of time-based RSUs, which will vest on March 7, 2016.

(5)       Includes 100% of performance-based RSUs, which will vest on March 7, 2017.

(6)       Includes performance-based RSUs, which will vest on March 7, 2016 upon attainment of the pre-established performance goals.

(7)       The ultimate number of shares paid out may vary from the amount shown on the table, with the possibility of payout, ranging from no payout to maximum payout depending on the outcome of the performance criteria.

(8)       Includes performance-based RSUs, which will vest on March 7, 2017 upon attainment of the pre-established performance goals.

The following table presents certain information concerning option exercises and stock vesting during the year for the NEOs under the Company’s Stock Incentive Plan:

Option Exercises and Stock Vested in the 2014 Fiscal Year

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Dominic Ng	174,964	$2,672,500	45,535	$1,677,886
Julia S. Gouw	-	-	15,246	561,736
Douglas P. Krause	14,225	200,806	12,745	452,381
Irene H. Oh	5,690	81,993	7,114	256,873
James T. Schuler	-	-	4,673	172,121

(1)    The amount represents the difference between the closing price of EWBC’s common stock on the exercise date and the option exercise price multiplied by the number of shares exercised.

(2)    The amount represents the product of the number of shares vested and the closing price of EWBC’s common stock on the vesting date.

RETIREMENT PLANS

The Company has two retirement plans. The Company’s 401(k) Plan (the “401(k) Plan”) is a qualified retirement plan under the Internal Revenue Code of 1986 as amended (the “Code”) and is open to all employees of the Company and its subsidiaries with at least three months of service.

The Company also has a Supplemental Executive Retirement Plan (the “SERP”) which was established in 2001 in order to provide supplemental retirement benefits to certain employees whose contributions to the 401(k) Plan are limited under applicable Internal Revenue Service regulations.  The SERP was also intended as a retention incentive to ensure the continued employment of the officers participating in the plan.  At the present time, only one NEO (Chief Risk Officer and General Counsel Douglas P. Krause) is accruing benefits under the SERP.

The following table presents certain information concerning pension benefits for the NEOs under the Company’s SERP:

Pension Benefits for the 2014 Fiscal Year

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Julia S. Gouw	Supplemental Executive Retirement Plan	19	$3,729,088	$283,712
Douglas P. Krause	Supplemental Executive Retirement Plan	18	1,727,784	-

In 2001, the Board of Directors designated certain employees as eligible to participate in the SERP.  Of the NEOs, Ms. Gouw and Mr. Krause are the only current participants in the SERP.  Benefits under the SERP include income generally payable either commencing upon a designated retirement date until age 80 or in a discounted lump sum if previously elected on or prior to December 31, 2008.  A participant will be entitled to a projected benefit equal to 50% of his or her 2001 total compensation, adjusted 3% per year for cost of living.  The designated retirement date is the 20th anniversary of employment by the Company and early retirement after 15 years is permitted with lower benefits. Upon a termination of employment for “cause” prior to completing 15 years of service and prior to a change in control, the participant forfeits all benefits.  SERP benefits begin to vest after 15 years of service; however vesting accelerates to 100% upon a change in control of the Company.  The participant is entitled to all vested benefits in the case of a termination without “cause.”  When the SERP was established, the Company purchased life insurance contracts on the participants in order to finance the cost of these benefits.  Due to the tax-advantaged effect of this life insurance investment, the return on the life insurance contracts will be approximately equal to the accrued benefits to the participants under the SERP, other than in the event of accelerated vesting because of a change of control.  Additionally, as part of the life insurance contracts purchased when the SERP was established, beneficiaries of the SERP participants would be entitled to a death benefit.  As of December 31, 2014, beneficiaries of the SERP participants would be entitled to death benefits of $21,580,000 for Mr. Ng, $4,143,681 for Ms. Gouw, and $7,740,000 for Mr. Krause.  Although Mr. Ng is not currently a participant in the SERP, he was at the time it was established in 2001 and death benefits for his beneficiary remain in effect.

When Ms. Gouw retired from the Company on December 31, 2008, she had 19 years of service under the SERP and was eligible for early retirement under the SERP.  Ms. Gouw is currently receiving distributions under the SERP.  Ms. Gouw came out of retirement on November 30, 2009, to become the President and COO of the Company following the transformational acquisition of the operations of United Commercial Bank.  Under the terms of the SERP, she continues to receive the annual distributions whether or not she is an active employee of the Company or any other company but does not receive current accruals.

Mr. Krause had 18 years of service under the SERP as of December 31, 2014. As of December 31, 2014, the present value of the future benefit under the SERP after the 20th anniversary of employment calculated using an 8% discount rate, pursuant to the SERP documents, was $1,974,796 for Mr. Krause.

The SERP is an unfunded non-qualified plan, which means that the participants have no rights under the SERP beyond those of a general creditor of the Company, and there are no specific assets set aside by the Company in connection with the plan. There are accordingly, no assurances to the participants that upon retirement the Company will be able to pay the accrued benefits. The SERP is not an employment contract. There are no other Company plans that provide for specified retirement benefits, excluding those executives covered under the SERP and the 401(k) Plan.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Bank, the Company’s principal subsidiary, has entered into employment agreements with certain of the NEOs.  This is intended to ensure that the Bank will be able to maintain a stable and competent management base.

CEO

The Bank entered into an employment agreement with its CEO, Mr. Ng, in June 1998 in connection with the sale of the Bank by its prior stockholders. This employment agreement was reapproved by the Board of Directors and amended on February 27, 2015 to provide for a termination date of February 27, 2018. In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Ng’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Ng’s resignation from the Bank upon (i) failure to re-elect him to his current offices; (ii) a material change in functions, duties or responsibilities; (iii) a relocation of his principal place of employment by more than 25 miles; (iv) liquidation or dissolution of the Bank; (v) a breach of the employment agreement by the Bank; or (vi) his death or permanent disability, Mr. Ng, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (i) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (ii) three times the base salary currently in effect plus three times the preceding year’s bonus.

Under the assumption that Mr. Ng’s employment with the Company was terminated on December 31, 2014 for any reason other than cause, he would be entitled to receive severance payments totaling $10,204,500.  Also, if Mr. Ng’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, time-based and performance-based RSUs would become fully vested.  If Mr. Ng’s employment with the Company was terminated for any reason other than cause on December 31, 2014, the market value of his unvested stock options and RSUs which would accelerate in vesting is $0 and $13,788,579, respectively.

There is no employment contract with Mr. Ng that provides for any payments or early vesting of any stock options, or any RSUs upon a change of control.

President and COO

Ms. Gouw does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

CFO

Ms. Oh does not have an employment agreement or any other agreement providing her with severance or any other payments in connection with her termination or in connection with a change of control of the Company.

Chief Risk Officer and General Counsel

The Bank entered into an employment agreement with its Chief Risk Officer and General Counsel, Mr. Krause, in 1999.  This employment agreement was reapproved by the Board of Directors and amended on February 27, 2015 to provide for a termination date of February 27, 2018.  In addition to a base salary and bonus to be determined annually, the employment agreement provides for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel and four weeks paid vacation per year.

In the event the Bank chooses to terminate Mr. Krause’s employment for any reason other than for cause (as defined in the employment agreement), or in the event of Mr. Krause’s resignation from the Bank upon (i) a material change in functions, duties or responsibilities; (ii) a relocation of principal place of his employment by more than 25 miles; (iii) liquidation or dissolution of the Bank; (iv) a breach of the employment agreement by the Bank; or (v) his death or permanent disability, Mr. Krause, or, in the event of death, his beneficiary, would be entitled to receive an amount equal to the greater of (vi) the remaining payments due to him and the contributions that would have been made on his behalf to any employee benefit plans of the Bank during the remaining term of the employment agreement and (vii) three times the base salary currently in effect plus three times the preceding year’s bonus.

Under the assumption that Mr. Krause’s employment with the Company was terminated on December 31, 2014, for any reason other than cause, he would be entitled to receive severance payments totaling $2,210,724.  Also, if Mr. Krause’s employment with the Company was terminated for any reason other than cause, his outstanding and unvested stock options, time-based and performance-based RSUs would become fully vested.  If Mr. Krause’s employment with the Company was terminated for any reason other than cause on December 31, 2014, the market value of his unvested stock options and RSUs which would accelerate in vesting is $0 and $1,033,945, respectively.

There is no employment contract with Mr. Krause that provides for any payments or early vesting of any stock options, or any RSUs upon a change of control, other than the SERP described in more detail above.  As noted, if a change in control occurred on December 31, 2014, Mr. Krause would immediately vest and be entitled to receive payments under the SERP.  The present value of the incremental benefit Mr. Krause would receive if a change in control occurred on December 31, 2014, is $1,010,271.

Chief Human Resources Officer

Mr. Schuler has an agreement under which he will receive a severance payment of one year base salary in the event that he is terminated for any reason other than cause.  The agreement expired on March 7, 2015.

Neither the employment contract nor any other employment arrangements with Mr. Schuler provide for any payments or early vesting of any stock options, any restricted stock or RSUs upon a change of control.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is, or ever has been, an officer or employee of the Company or any of its subsidiaries.

Except as provided herein, there are no existing or proposed material transactions between the Company or the Bank and any of its executive officers, directors, or the immediate family or associates of any of the foregoing persons.

REPORT BY THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter most recently adopted by the Company’s Board of Directors on February 26, 2015. The Company’s Audit Committee Charter is available through the Company’s website at www.eastwestbank.com by clicking on Investor Relations — Corporate Information — Governance Documents.

The Board of Directors has determined that each of the members of the Audit Committee is independent under the standards of Rule 5605(a)(2) of NASDAQ’s listing standards.

In performing its function, the Audit Committee has among other tasks:

•                  reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2014 with management and with the independent registered public accounting firm;

•                  discussed with the Company’s independent registered public accounting firm the matters required to be discussed under Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees; and

•                  received from the independent registered public accounting firm written disclosures regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.

THE AUDIT COMMITTEE

Keith W. Renken, Chairman
Molly Campbell
Rudolph I. Estrada
Tak-Chuen Clarence Kwan

The Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report therein.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company’s Code of Conduct and the Board’s Corporate Governance Guidelines provide guidance for addressing actual or potential conflicts of interests, including those that may arise from transactions and relationships between the Company and its executive officers or directors. In order to provide further clarity and guidance on these matters, the Company has adopted a written policy regarding the review, approval or ratification of related party transactions.

The policy generally provides that the Audit Committee will review and approve in advance, or will ratify, all related party transactions between the Company and our directors, director nominees, executive officers, and persons known by the Company to own more than 5% of our Common Stock, and any of their immediate family members. Related party transactions include transactions or relationships involving the Company and amounts in excess of $120,000 and in which the above related parties have a direct or indirect material interest. Under the policy, the failure to approve a related party transaction in advance would not invalidate the transaction or violate the policy as long as it is submitted to the Audit Committee for review and ratification as promptly as practicable after entering into the transaction.

The Audit Committee works with the Company’s General Counsel in reviewing and considering whether any identified transactions or relationships are covered by the policy. In determining whether to approve or ratify a transaction or relationship that is covered by the policy, the Audit Committee considers, among other things:

•                  the identity of the parties involved in the transaction or relationship;

•                  the facts and circumstances of the transaction or relationship, including the identity of the party involved;

•                  the material facts of the transaction or relationship;

•                  the benefits to the Company of the transaction or relationship; and

•                  the terms of the transaction, including whether those terms are fair to East West and are in the ordinary course of business and on substantially the same terms with transactions or relationships with unrelated third parties.

During 2014, the Company did not enter into any related party transactions that required review, approval or ratification under our related party transaction policy.  From time to time, the Company may lend money through its subsidiary, the Bank, to various directors and corporations or other entities in which a director may own a controlling interest.  These loans (i) are made in the ordinary course of business, (ii) are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) do not involve more than a normal risk of collectability and do not present other unfavorable features.  The Company does not have any loans to NEOs.  None of the directors or executive officers of the Company, any associate or affiliate of such persons, or persons who beneficially owned more than 5% of the outstanding shares of the Company had any transactions or proposed transactions greater than $120,000 during the past year with the Company.

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Recommends a Vote “For” the Ratification of Auditors

KPMG LLP has been approved by the Audit Committee of the Company to be the independent auditors of the Company for the 2015 fiscal year. The stockholders are being asked to ratify the selection of KPMG LLP.  If the stockholders do not ratify such selection by the affirmative vote of a majority of the votes cast, the Audit Committee will reconsider its selection.  Under applicable SEC regulations, the selection of the independent auditors is solely the responsibility of the Audit Committee.

Representatives from the firm of KPMG LLP will be present at the Meeting to respond to stockholders’ questions and will be given the opportunity to make a statement if they desire to do so.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents information regarding the aggregate fees billed for services rendered by KPMG LLP for the fiscal years ended December 31, 2014 and 2013, respectively.

	2014	2013
Audit Fees (a)	$2,220,000	$1,977,542
Audit-Related Fees (b)	96,000	100,000
Tax Fees (c)	8,000	8,000
	$2,324,000	$2,085,542

(a)     Audit fees consist of fees for professional services rendered by KPMG for the audit of the Company’s consolidated financial statements in the Form 10-K and review of consolidated financial statements included in the Form 10-Qs, including services normally provided by an accountant in connection with statutory and regulatory filings or engagements.

(b)    Audit-related fees consist of fees for certain professional services provided by KPMG Hong Kong in connection with the review of regulatory filings for the Bank’s Hong Kong branch.

(c)     Tax fees include fees for tax compliance, planning and advisory services.

All work performed by independent auditors must be pre-approved by the Audit Committee. All audit-related, tax and other services were reviewed and approved by the Audit Committee, which concluded that the provision of these limited services by KPMG LLP did not compromise that firm’s independence in the conduct of its auditing function. All professional services rendered by KPMG LLP during 2014 were furnished at customary rates and terms.

PROPOSAL NO. 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Board of Directors Recommends a Vote “For” the Approval of This Resolution

The Company believes that our overall executive compensation program, as described in the CD&A, is designed to pay for performance and directly aligns the interests of our executive officers with the long term interests of our stockholders.

Financial Performance Above Peers.  In deciding how to vote on this proposal, the Board requests that you consider both our executive compensation program and the strong performance of the Company.  In 2014, the Company was among the top performers of its 2014 Peer Group by numerous industry measures and has been among the top performers for many years.  The Company has increased earnings per share for six consecutive years and at a rate greater than the 2014 Peer Group median.  It has also outperformed the 2014 Peer Group in terms of ROE, ROA and other key metrics. We are in the top 10 of all banks in the country with assets over $20 billion in terms of ROE, ROA and net interest margin, per SNL Financial LC. See “Compensation Discussion and Analysis – Section One – Overview and Executive Summary – 2014 Financial Performance” in this Proxy Statement for more details.

TSR Over 1, 3 and 5-year Periods Above Peers.  These accomplishments also contributed to strong TSR in 2014.  Our 2014 TSR was 13.00% as compared to our 2014 Peer Group average of 2.56% and compared to the KBW Regional Bank Index of 2.40%.  Looking back over three years and five years our annualized TSR was 27.25% and 21.34% respectively, compared to our 2014 Peer Group with average returns of 19.32% and 12.42% respectively over these periods and compared to the KBW Regional Bank Index with returns of 23.40% and 18.90%, respectively, over these periods.

Substantial Majority of Compensation at Risk; Challenging Incentive Goals.  As described in the CD&A, our compensation policies and procedures are centered on a pay-for-performance philosophy and are strongly aligned with the long term interests of our stockholders.  A substantial majority of the total compensation of our NEOs is at risk each year and is tied to short term and long term corporate performance, and therefore the value of that compensation varies widely depending upon the results we provide for our stockholders.  Annual performance goals are challenging and it is uncertain whether they will be achieved. In 2014, annual incentive goals again required increased and record earnings to meet target performance.

Proven and Unique Business Model.  An essential part of our Company’s success is the continuing execution of our proven and unique business model and values.  As described in the CD&A, our compensation program is also designed to attract, retain, motivate and develop the senior executives who are essential to executing the Company’s business model and delivering the financial solutions and quality services that are critical to attaining our goals and increasing stockholder value.

Strong Governance Processes and Stockholder Support.  In addition, as described above, our compensation governance processes are strong and our compensation program reflects many best practices that are intended to further align executive compensation with stockholder interests and to mitigate risk, furthering the long term interests of our stockholders. At our annual meeting of stockholders last year, the Say on Pay resolution received approximately 98% approval from our stockholders.  The Compensation Committee believes that this strong support from our stockholders demonstrates that our compensation program is designed appropriately.

The Dodd–Frank Wall Street Reform and Consumer Protection Act provides for stockholders to vote to approve, on a non-binding basis, the compensation of our NEOs every year, every second year, or every third year.  In 2011, the Board of Directors determined that it is in the best interest of the Company and our stockholders to submit the “Say on Pay” proposal to our stockholders on an annual basis and this proposal was approved by the stockholders.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement.  Accordingly, the Company is presenting the following advisory proposal for stockholder approval:

“Resolved, that the stockholders hereby approve the compensation of our NEOs as reflected in this Proxy Statement and as disclosed pursuant to the compensation disclosure rules of the SEC, which disclosure includes the compensation discussion and analysis, the compensation tables and all related material.”

Because your vote is advisory, it will not be binding upon the Board of Directors.  In the event this non-binding proposal is not approved by our stockholders, then such a vote shall neither be construed as overruling a decision by our Board of Directors or our Compensation Committee, nor create or imply any additional fiduciary duty by our Board of Directors or our Compensation Committee, nor further shall such a vote be construed to restrict or limit the ability of our stockholders to make proposals for inclusion in proxy materials related to executive compensation. Notwithstanding the foregoing, the Board of Directors and Compensation Committee will consider the non-binding vote of our stockholders on this proposal when reviewing compensation policies and practices in the future.

PROPOSALS OF STOCKHOLDERS

Proposals of stockholders intended to be included in the proxy materials for the 2016 annual meeting of stockholders must be received by the Secretary of East West Bancorp, Inc. 135 N. Los Robles Avenue, 7th Floor, Pasadena, California 91101 by December 15, 2015 (120 days prior to the anniversary of this year’s mailing date).

Under Rule 14a-8 adopted by the SEC under the Exchange Act, proposals of stockholders must conform to certain requirements as to form and may be omitted from the proxy statement and proxy under certain circumstances.  In order to avoid unnecessary expenditures of time and money by stockholders and by the Company, stockholders are urged to review this rule and, if questions arise, to consult legal counsel prior to submitting a proposal.

SEC rules also establish a different deadline for submission of shareholder proposals that are not intended to be included in the Company’s proxy statement with respect to discretionary voting (the “Discretionary Vote Deadline”). The Discretionary Vote Deadline for the 2016 annual meeting of stockholders is February 28, 2016 (45 calendar days prior to the anniversary of the mailing date of this Proxy Statement).  If a stockholder gives notice of such a proposal after the Discretionary Vote Deadline, Proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal without discussion when and if the proposal is raised at the 2016 annual meeting of stockholders.

The Company has not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at the Meeting.  The enclosed Proxy grants the Proxy holders discretionary authority to vote on any matter properly brought before the Meeting.

ANNUAL REPORT ON FORM 10-K

The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2014 will be mailed to all stockholders.  The annual report on Form 10-K includes financial statements required to be filed with the SEC pursuant to the Exchange Act for the fiscal year ended December 31, 2014, and the report thereon of KPMG LLP, the Company’s independent registered public accounting firm.

OTHER BUSINESS

Management knows of no business, which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting.  If, however, other matters are properly brought before the Meeting, it is the intention of the Proxy holders to vote the shares represented thereby on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

EAST WEST BANCORP, INC.

DOUGLAS P. KRAUSE
Corporate Secretary

Pasadena, California
March 24, 2015

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X EAST WEST BANCORP, INC. 021DCB 1 U P X + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IMPORTANT ANNUAL MEETING INFORMATION 2. Ratification of Auditors. Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2015 4. Other Business. The transaction of such other business as may properly come before the Meeting or any postponement or adjournment of the Meetin g 1. Election of Directors. The election of all directors to serve until the next annual meeting of shareholders and to serve until his or her successors are elected and qualified Nominees: Proposals — THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES AND “FOR” PROPOSALS 2 AND 3. 01 - Molly Campbell 04 - Julia S. Gouw 07 - Herman Y. Li 02 - Iris S. Chan 05 - Paul H. Irving 08 - Jack C. Liu 03 - Rudolph I. Estrada 06 - John M. Lee 09 - Dominic Ng For Withhold For Withhold For Withhold 3. Advisory Vote to Approve Executive Compensation. An advisory vote to approve executive compensation 10 - Keith W. Renken For Against Abstain For Against Abstain MMMMMMMMMMMM MMMMMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 MMMMMMM 2 2 4 0 8 1 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C 1234567890 J N T C123456789 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2015. Vote by Internet • Go to www.investorvote.com/EWBC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Stockholders – Tuesday, May 5, 2015 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of East West Bancorp, Inc. (the “Company”) hereby nominates, constitutes and appoints Julia S. Gouw and Douglas P. Krause, and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 135 N. Los Robles Ave., 6th Floor, Pasadena, California at 2:00 p.m., Pacific Time, on Tuesday, May 5, 2015, and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows and, in their discretion, to vote and act upon such other business as may properly come before the Meeting: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 (ELECTION OF DIRECTORS), 2 (RATIFICATION OF AUDITORS) AND 3 (ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION). IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXY HOLDERS IN THEIR DISCRETION IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS. THE UNDERSIGNED HEREBY RATIFIES AND CONFIRMS ALL THAT SAID ATTORNEYS AND PROXYHOLDERS, OR EITHER OF THEM, OR THEIR SUBSTITUTES, SHALL LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF, AND HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT THE MEETING. THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF SPECIAL MEETING AND THE PROXY STATEMENT ACCOMPANYING SAID NOTICE. (Continued and to be marked, dated and signed, on the other side) REVOCABLE PROXY — EAST WEST BANCORP, INC. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.